                  Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of April 17, 2008

among

INTELLISYNC CORPORATION,

INFORMATICA CORPORATION,

and

NOKIA INC.,
as Guarantor of certain obligations of Seller hereunder,

relating to the purchase and sale

of

100% of the Common Stock

of

IDENTITY SYSTEMS, INC.

i

3.16.	Employee Benefits	31
3.17.	Labor and Employment Matters	34
3.18.	Environmental	38
3.19.	Insurance	39
3.20.	Broker and Finders	39
3.21.	Books and Records	39
3.22.	Export Control	39
3.23.	Reorganization; Sufficiency of Assets	40
3.24.	Restrictions on Business Activities	41
3.25.	Customers and Suppliers	41
3.26.	Accounts Receivable	41
3.27.	Intercompany Contracts; Bank Accounts	42
3.28.	Representations Complete	42
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER		42
4.1.	Organization and Good Standing	42
4.2.	Authority and Enforceability	43
4.3.	No Conflicts; Consents	43
4.4.	Purchase for Investment	43
4.5.	Brokers and Finders	43
4.6.	Litigation	44
ARTICLE V. COVENANTS OF SELLER		44
5.1.	Conduct of Business	44
5.2.	Negative Covenants	44
5.3.	Employee Matters	47
5.4.	Access to Information	48
5.5.	Resignations	49
5.6.	Notification	49
5.7.	Confidentiality	49
5.8.	Non-Solicitation	49
5.9.	Non-Compete; Non-Solicit	50

5.10.	License	52
5.11.	Third Party Consents	53
ARTICLE VI. COVENANTS OF BUYER		53
6.1.	Confidentiality	53
6.2.	No Use of Certain Names	53
6.3.	Employee Matters	54
6.4.	Support Services	59
6.5.	Charter Protections	59
ARTICLE VII. COVENANTS OF BUYER AND SELLER		59
7.1.	Public Announcements	59
7.2.	Tax Matters	60
7.3.	Further Assurances	62
7.4.	Purchase of Non-U.S. Subsidiaries of Acquired Company	62
ARTICLE VIII. CONDITIONS TO CLOSING		62
8.1.	Conditions to Obligations of Buyer and Seller	62
8.2.	Conditions to Obligation of Buyer	63
8.3.	Conditions to Obligation of Seller	64
ARTICLE IX. TERMINATION		64
9.1.	Termination	64
9.2.	Effect of Termination	65
9.3.	Remedies	65
ARTICLE X. INDEMNIFICATION		66
10.1.	Survival	66
10.2.	Indemnification by Seller	66
10.3.	Indemnification by Buyer	69
10.4.	Indemnification Procedure for Third Party Claims	69
10.5.	Indemnification Procedures for Non-Third Party Claims	71
10.6.	Calculation of Indemnity Payments	71
10.7.	Characterization of Indemnification Payments	72
ARTICLE XI. MISCELLANEOUS		72

11.1.	Notices	72
11.2.	Amendments and Waivers	73
11.3.	Expenses	73
11.4.	Successors and Assigns	73
11.5.	Governing Law	74
11.6.	Consent to Jurisdiction	74
11.7.	Counterparts	74
11.8.	No Third Party Beneficiaries	74
11.9.	Entire Agreement	75
11.10.	Captions	75
11.11.	Severability	75
11.12.	Specific Performance	75
ARTICLE XII. GUARANTEE		75
12.1.	Guarantee	75
12.2.	Guarantor Representations and Warranties	76

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of April 17, 2008 (the “Agreement”), among Informatica Corporation, a Delaware corporation (“Buyer”), Intellisync Corporation, a Delaware corporation (“Seller”), and Nokia Inc., a Delaware corporation (“Guarantor”), as Guarantor hereunder.

WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding shares of Common Stock, no par value (the “Shares”), of Identity Systems, Inc., a Delaware corporation (the “Acquired Company”), which Shares constitute all of the issued and outstanding Equity Securities (as defined below) of the Acquired Company;

WHEREAS, Seller desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer to enter into this Agreement, (i) each of the Key Employees listed on Schedule A hereto (the “Key Employees”) have entered into and delivered to Buyer an employment agreement, or have executed and delivered to Buyer an offer letter, as applicable for such Key Employee, each substantially in the forms attached hereto as Exhibit A (such employment agreements or offer letters, an “Employment Agreement”) with such changes as are necessary to comply with applicable Law (as defined below), (ii) each of Buyer and Seller shall have entered into a transition services agreement, with effect as of the Closing Date, substantially in the form attached hereto as Exhibit B (such agreement, the “Transition Services Agreement”), and (iii) the Side Letter shall have been executed by the parties party thereto; and

WHEREAS, as a material inducement of Buyer to enter into this Agreement, Guarantor has agreed to irrevocably and unconditionally guarantee all of the obligations of Seller under this Agreement pursuant to Article XII hereof.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and accepted and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1. Definitions.

  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1, or in the applicable Section of this Agreement to which reference is made in this Section 1.1.

“Acquired Company” has the meaning set forth in the recitals hereto.

“Acquired Company Assets” has the meaning set forth in Section 3.23(c) hereof.

“Acquired Company Benefit Plans” has the meaning set forth in Section 3.16(b) hereof.

“Acquired Company Business” has the meaning set forth in Section 3.12(a)(i) hereof.

“Acquired Company Intellectual Property” has the meaning set forth in Section 3.12(b) hereof.

“Acquired Company License” has the meaning set forth in Section 3.12(e) hereof.

“Acquired Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any other events, circumstances, changes and effects, is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Acquired Company and its Subsidiaries, taken as a whole; provided, however, that any effect, to the extent arising out of or resulting from the following, shall not be taken into account in determining whether an Acquired Company Material Adverse Effect has occurred: (i) conditions (or changes therein) in the U.S. or global economy, in each case that do not have a disproportionate effect (relative to other industry participants) on the Acquired Company or its Subsidiaries, (ii) changes in applicable Law, IFRS or regulatory or political conditions that, in each case, generally affect the countries, geographic regions, markets or industries in which the Acquired Company and its Subsidiaries conduct their respective businesses, in each case that do not have a disproportionate effect (relative to other industry participants) on the Acquired Company or its Subsidiaries, (iii) the announcement or performance of this Agreement and the transactions contemplated by this Agreement, but only to the extent that the Acquired Company demonstrates by specific evidence that such effect was the result of the foregoing, (iv) acts of war, armed hostilities, or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, or terrorism under way as of the date of this Agreement, or (v) any action taken or the failure to take any action at the specific written request of Buyer or any of its Subsidiaries after the date of this Agreement, other than arising out of or relating to any International Employee.

“Acquired Company Products” has the meaning set forth in Section 3.12(a)(ii) hereof.

“Acquired Company Registered Intellectual Property Rights” has the meaning set forth in Section 3.12(b) hereof.

“Acquired Company Reorganization” has the meaning set forth in Section 3.23(a) hereof.

“Acquisition” has the meaning set forth in Section 2.1 hereof.

“Action” has the meaning set forth in Section 3.15 hereof.

“Affected Employee” has the meaning set forth in Section 6.3(a)(i) hereof.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. Notwithstanding the foregoing, Nokia Siemens Network, BV Group of Companies (“NSN”) shall not be deemed to be an Affiliate of Nokia for the purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble hereto.

“Allocation Schedule” has the meaning set forth in Section 7.2(g) hereof.

“Applicable Survival Period” has the meaning set forth in Section 10.1(c) hereof.

“Authorization” means any consent, franchise, license, permit, registration or other authorization of any Governmental Entity or pursuant to any applicable Law.

“Balance Sheet” has the meaning set forth in Section 3.6(a) hereof.

“Balance Sheet Date” has the meaning set forth in Section 3.6(a) hereof.

“Benefit Plan” means (a) any “employee benefit plan” as defined in ERISA Section 3(3), including, without limitation, any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), and (iv) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, and (b) any stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, commission, life insurance, medical, employee assistance, motor vehicle, discount or other employee benefit plan, allowance, assistance, contract, program, policy, agreement or other arrangement, whether or not subject to ERISA and whether or not in writing, applied, maintained or contributed to by Seller, the Acquired Company, any Subsidiary or Affiliate of the Seller or of the Acquired Company or any ERISA Affiliate, for the benefit of or relating to any Affected Employee or any other present or former employee, officer, director, or consultant of the Acquired Company or any Subsidiary of the Acquired Company or with respect to which the Acquired Company or any Subsidiary of the Acquired Company otherwise has any present or future Liability.

“Books and Records” has the meaning set forth in Section 3.21 hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City, New York or San Francisco, California are authorized or required by Law to close.

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.3(b)(ii) hereof.

“Buyer Estimated Calculation Amount” has the meaning set forth in Section 2.3(a) hereof.

“Buyer Material Adverse Effect” means any change or effect that is materially adverse to Buyer and its Subsidiaries, taken as a whole, other than any such effect or change resulting from or arising in connection with the following: (i) conditions (or changes therein) in the U.S. or global economy, in each case that do not have a disproportionate effect (relative to other industry participants) on Buyer, (ii) changes in applicable Law, generally accepted accounting principles in the U.S. or regulatory or political conditions that, in each case, generally affect the countries, geographic regions, markets or industries in which Buyer conducts its businesses, in each case that do not have a disproportionate effect (relative to other industry participants) on Buyer, (iii) the announcement or performance of this Agreement and the transactions contemplated by this Agreement, but only to the extent that Buyer demonstrates by specific evidence that such effect was the result of the foregoing, or (iv) acts of war, armed hostilities, or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, or terrorism under way as of the date of this Agreement.

“Buyer Plans” has the meaning set forth in Section 6.3(b)(ii) hereof.

“Buyer Welfare Plans” has the meaning set forth in Section 6.3(b)(v) hereof.

“Buyer’s Objection Notice” has the meaning set forth in Section 2.3(c) hereof.

“Canberra Lease” means that certain Lease dated September 1, 2003 by and between Raymond Francis Saunders and Ann Lorraine Saunders, as landlord, and Nokia Australia Pty Limited (successor-in-interest to Identity Systems Pty Ltd, f/k/a Search Software America Pty Limited), as tenant, for certain premises located at 9 Torrens Street, Braddon, ACT 2612, Canberra, Australia.

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing entity.

“Closing” has the meaning set forth in Section 2.2 hereof.

“Closing Balance Sheet” has the meaning set forth in Section 2.3(a) hereof.

“Closing Date” has the meaning set forth in Section 2.2 hereof.

“Closing Net Working Capital Amount” means the Net Working Capital, estimated as of the close of business on the Closing Date.

“Closing Statement” has the meaning set forth in Section 2.3(a) hereof.

“COBRA” has the meaning set forth in Section 6.3(b)(i) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of Acquired Company, no par value per share.

“Competing Transaction” has the meaning set forth in Section 5.8(a) hereof.

“Confidentiality Agreement” has the meaning set forth in Section 5.7 hereof.

“Conflict” has the meaning set forth in Section 3.5(a) hereof.

“Contract” means any agreement, contract, commitment, arrangement or understanding, whether written or oral.

“Covered Losses” has the meaning set forth in Section 10.2(c) hereof.

“CPA Firm” has the meaning set forth in Section 2.3(f) hereof.

“Director/Officer Resignations and Releases” has the meaning set forth in Section 5.5 hereof.

“EAR” has the meaning set forth in Section 3.22 hereof.

“Employer” has the meanings set forth in Section 3.16(j) and Section 3.17(d) hereof.

“Employment Agreement” has the meaning set forth in the recitals hereto.

“Environmental Laws” has the meaning set forth in Section 3.18(b) hereof.

“Equity Securities” means (a) shares of Capital Stock, and (b) options, warrants or other rights convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any Person to acquire, directly or indirectly, shares of Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Acquired Company or any Subsidiary of the Acquired Company, as defined in Section 414(b), (c), (m) or (o) of the Code.

“Estimated Calculation Amount” has the meaning set forth in Section 2.3(a) hereof.

“Estimated Calculation Amount Differential” has the meaning set forth in Section 2.3(a) hereof.

“Final Calculation Amount” has the meaning set forth in Section 2.3(f) hereof.

“Financial Statements” has the meaning set forth in Section 3.6(a) hereof.

“Funds” has the meaning set forth in Section 3.16(j) hereof.

“General Indemnity Cap” has the meaning set forth in Section 10.2(c) hereof.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government or, foreign, international, multinational or other government, including any court, department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Group Company(ies)” has the meanings set forth in Section 3.16(j) and Section 3.17(d) hereof.

“Guarantees” has the meaning set forth in Section 6.5 hereof.

“Guarantor” has the meaning set forth in the preamble hereto.

“Hazardous Materials” has the meaning set forth in Section 3.18(b) hereof.

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations thereunder.

“IAPL” has the meaning set forth in Section 3.23(a) hereof

“IFRS” has the meaning set forth in Section 3.6(a) hereof.

“IISL” has the meaning set forth in Section 3.23(a) hereof.

“ISPL” has the meaning set forth in Section 3.23(a) hereof.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under bankers acceptance, letters of credit, foreign exchange contracts, currency swap agreements, foreign currency futures or options, exchange rate insurance or similar instruments or facilities, and (g) any guaranty of any of the foregoing.

“Indemnified Parties” means Buyer and its directors, officers and other employees, Affiliates, agents and other representatives.

“Indemnitee” has the meaning set forth in Section 10.4(a).

“Indemnitor” has the meaning set forth in Section 10.4(a).

“Intellectual Property” has the meaning set forth in Section 3.12(a)(iii) hereof.

“International Employee” means any non-U.S. Affected Employee.

“ITAR” has the meaning set forth in Section 3.22 hereof.

“Key Employees” has the meaning set forth in the recitals hereto.

“Knowledge” of Seller (or any similar phrase) means (i)  the actual knowledge of the following persons: Sanjay Rao, Gary Justiniano, Eyal Lebedinsky, Ramesh Menon and Michael Taylor, in each case after having made reasonable inquiry of those senior employees of Seller or its Affiliates having direct administrative or operational responsibility for the matters in question and (ii) the actual knowledge of Paul Yoo and Colin Hayes.

“Law” means any statute, law, ordinance, rule, order, administrative ruling or regulation of any Governmental Entity.

“Leases” has the meaning set forth in Section 3.11(b)(i) hereof.

“Liabilities” has the meaning set forth in Section 3.7 hereof.

“Lien” means, with respect to any property or asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest or other restriction or encumbrance in respect of such property or asset.

“Losses” has the meaning set forth in Section 10.2(a) hereof.

“Made Available” means that Seller has posted the materials in question, on or before the fifth (5th) Business Day prior to the date of this Agreement, to the virtual data room maintained by Seller at https://services.intralinks.com.

“Material Contract” has the meaning set forth in Section 3.14(c) hereof.

“Names” has the meaning set forth in Section 6.2 hereof.

“NAPL” has the meaning set forth in Section 3.23(a) hereof.

“Net Working Capital” means (i) the following line items shown (to the extent there is such a balance) on the Balance Sheet and the Closing Balance Sheet under current assets:  Cash, Short-Term Investments, Accounts Receivable, Prepaid Expenses, Other Current Assets and any other Current Assets, as each such line item is defined by IFRS; minus (ii) the following line items shown (to the extent there is such a balance) on the Balance Sheet and the Closing Balance Sheet under current liabilities:  Accounts Payable, Accrued Expenses, Income Taxes Payable, Deferred Revenue, Other Current Liabilities and any other Current Liability, as each such line item is defined by IFRS; in each case, calculated in accordance with IFRS in a manner consistent with the preparation of the Financial Statements and as set otherwise forth on Schedule B hereto; provided that, for the avoidance of doubt, it is agreed that (i) any Transaction Expenses shall be included in the line item Other Current Liabilities, (ii) all accrued vacation pay owing or required to be accrued or paid to any Affected Employee shall be accrued and included in the line item Accrued Expenses, and (iii) payroll expense for any Affected Employee (to the extent not already paid by Seller) for the month of May 2008 shall be included in the line item Accrued Expenses, in each case, regardless of whether such accruals would be required to be included as current liabilities under IFRS.

“Net Working Capital Target” means $2,800,000.

“Non-Compete Period” has the meaning set forth in Section 5.9(a) hereof.

“Non-Solicitation Period” has the meaning set forth in Section 5.9(b) hereof.

“Notice of Claim” has the meaning set forth in Section 10.4(a) hereof.

“NUKL” has the meaning set forth in Section 3.23(a) hereof.

“OFAC” has the meaning set forth in Section 3.22 hereof.

“Order” means any statute, rule, regulation, order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, bylaws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended through and as in effect on the date of this Agreement).

“Other Antitrust Regulations” means the antitrust and competition Laws of all jurisdictions other than those of the United States.

“Patents” has the meaning set forth in Section 3.12(a)(iii) hereof.

“Permitted Liens” means (a) Liens for current real or personal property taxes that are not yet due and payable or that may thereafter be paid without material penalty, (b) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business, (c) Liens that are immaterial in character, amount and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

“Pension Arrangement” has the meaning set forth in Section 3.16(j) hereof.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Policies” has the meaning set forth in Section 3.19 hereof.

“Pre-Closing Period” has the meaning set forth in Section 7.2(e) hereof.

“Post-Closing Period” has the meaning set forth in Section 7.2(e) hereof.

“Purchase Price” has the meaning set forth in Section 2.1 hereof.

“Real Property” has the meaning set forth in Section 3.11(b)(i) hereof.

“Reorganization Agreements” has the meaning set forth in Section 3.23(a) hereof.

“Representatives” means the officers, directors, employees, accountants, counsel, consultants, advisors and agents of Seller.

“Resolution Period” has the meaning set forth in Section 2.3(d) hereof.

“Resolved Calculation Amount” has the meaning set forth in Section 2.3(d) hereof.

“Resolved Items” has the meaning set forth in Section 2.3(d) hereof.

“Section 338(g) Election” has the meaning set forth in Section 7.2(f) hereof.

“Section 338(h)(10) Election” has the meaning set forth in Section 7.2(f) hereof.

“Seller” has the meaning set forth in the preamble hereto.

“Seller 401(k) Plan” means a defined contribution plan which is maintained by Seller, is qualified under Section 401(a) of the Code and includes a qualified cash or deferred arrangement, within the meaning of Section 401(k) of the Code.

“Seller Benefit Plans” has the meaning set forth in Section 3.16(a) hereof.

“Seller Disclosure Schedule” has the meaning set forth in the preamble to Article III hereof.

“Seller Entities” has the meaning set forth in Section 6.5 hereof.

“Seller Estimated Calculation Amount” has the meaning set forth in Section 2.3(a).

“Seller Group Benefit Plans” has the meaning set forth in Section 3.16(b) hereof.

“Seller Group Benefit Plan Liabilities” has the meaning set forth in Section 5.1(c) hereof.

“Seller Guarantee” has the meaning set forth in Section 12.1(a) hereof.

“Seller Obligations” has the meaning set forth in Section 12.1(a) hereof.

“Shares” has the meaning set forth in the recitals hereto.

“Side Letter” means the letter agreement dated as of the date hereof between Buyer, Seller and Guarantor regarding certain agreements among such parties relating to certain International Employee matters in connection with the Acquisition.

“Specified Representations” has the meaning set forth in Section 10.1(a) hereof.

“Straddle Period” has the meaning set forth in Section 7.2(a)(i) hereof.

“Subsidiary” or “Subsidiaries” means, with respect to any party to this Agreement, any corporation or other organization, of which (a) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (b) such party or any other Subsidiary of such party directly or indirectly owns or controls at least a majority of the Capital Stock or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions.

“Subsidiary Shares” has the meaning set forth in Section 3.3(b) hereof.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges, including any interest, penalties or additions imposed on such amounts.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 10.4(a) hereof.

“Third Party Consents” means the consents and waivers set forth in Section 3.5(a) of the Seller Disclosure Schedule.

“Third Party Defense” has the meaning set forth in Section 10.4(b).

“Third Party License” has the meaning set forth in Section 3.12(f) hereof.

“Threshold” has the meaning set forth in Section 10.2(c) hereof.

“Top Customer” has the meaning set forth in Section 3.25(a) hereof.

“Transaction Expenses” means any Liability of the Acquired Company or any of its Subsidiaries outstanding as of the Closing Date in connection with any of the following: (i) any legal, accounting, financial advisory, broker’s, consulting and other fees and expenses of third parties (including, without limitation, those of Deloitte & Touche Corporate Finance) in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transaction contemplated hereby, and (ii) any stay-bonus, transaction completion, change-of-control bonus, severance or other similar payment (including any payment intended to compensate an Affected Employee for any Tax liability resulting therefrom) required to be made to Affected Employees  before or after Closing as a result of the transactions contemplated by this Agreement, whether pursuant to an agreement entered into by Seller, the Acquired Company, or any Affiliate of the foregoing prior to Closing or under any Seller Benefit Plan (including, in each case, any Taxes payable by the Acquired Company or any of its Affiliates relating thereto).

“Transfer” has the meaning set forth in Section 5.2 (a) hereof.

“Transfer Taxes” means sales, use, value added, goods and services, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer and other similar taxes and fees.

“Transition Services Agreement” has the meaning set forth in the preamble hereto.

“Unresolved Items” has the meaning set forth in Section 2.3(f) hereof.

“$” means United States dollars.

1.2. Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement.  Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

ARTICLE II.

PURCHASE AND SALE

2.1.  Purchase and Sale of the Shares.

  At the Closing, upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign, transfer, convey and deliver the Shares to Buyer, free and clear of any and all Liens (other than Liens created through Buyer) and Buyer agrees to purchase the Shares from Seller.  The purchase price for the Shares is $85,000,000 in cash subject to adjustment in accordance with Section 2.3 (the “Purchase Price”).  The Purchase Price shall be paid as provided in Section 2.4 and Section 2.5.  The purchase and sale of the Shares is referred to in this Agreement as the “Acquisition.”

2.2.  Closing Date.

  The closing of the Acquisition (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, PC, 666 Third Avenue New York, New York, on the earlier of (i) May 19, 2008, or (ii) five (5) days after each International Employee located in the United Kingdom has entered into and delivered to Buyer an employment agreement, or has executed and delivered to Buyer an offer letter, as applicable (subject, in the case of each of clauses (i) and (ii), to the satisfaction or waiver of those conditions contained in Article VIII that by their nature will be satisfied at the Closing), or such other place, time and date as Buyer and Seller may agree in writing.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

2.3.  Adjustments to Purchase Price.

(a) Not less than ten (10) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Closing Statement”) setting forth a good faith estimate of the Closing Net Working Capital Amount (the “Seller Estimated Calculation Amount”) and attaching an unaudited consolidated balance sheet of the Acquired Company and its Subsidiaries (the “Closing Balance Sheet”), which shall include (to the extent there is a balance) each of the line items comprising Net Working Capital, prepared in accordance with IFRS, certified and signed by the Chief Financial Officer or other senior financial officer of the Acquired Company or Guarantor, in their official capacity and not individually.  Buyer shall have ten (10) Business Days following receipt of such Closing Statement to review the Closing Statement and to provide Seller with written notice of any objections to the Seller Estimated Calculation Amount and the basis for such objection set forth in reasonable detail, including Buyer’s estimate of the Closing Net Working Capital Amount (the “Buyer Estimated Calculation

Amount”), certified and signed by the Chief Financial Officer or other senior financial officer of Buyer, in their official capacity and not individually; provided that, during this period, Seller shall grant Buyer reasonable access to the Books and Records of the Acquired Company and its Subsidiaries to allow Buyer to investigate any objections to the Seller Estimated Calculation Amount that it might have.  Both the Buyer Estimated Calculation Amount and the Seller Estimated Calculation Amount shall be made in good faith.  If the parties were able to resolve any differences between the Buyer Estimated Calculation Amount and the Seller Estimated Calculation Amount, and agree in writing on the Closing Net Working Capital Amount at least one (1) Business Day prior to the Closing Date, then such agreed amount shall be the “Estimated Calculation Amount” for purposes of Section 2.3(b), and any written resolution as to the Estimated Calculation Amount shall be final, binding and conclusive.  If the parties are unable to resolve the differences between the Buyer Estimated Calculation Amount and the Seller Estimated Calculation Amount at least one (1) Business Day prior to the Closing Date, then (i) the “Seller Estimated Calculation Amount” shall be the “Estimated Calculation Amount” for purposes of Section 2.3(b) and (ii) an amount equal to the difference between the Buyer Estimated Calculation Amount and the Seller Estimated Calculation Amount (such difference, the “Estimated Calculation Amount Differential”) shall be retained and held back from the payment of the Purchase Price by Buyer, and subsequently payable by Buyer, if required, pursuant to Section 2.5.

(b) On the Closing Date, (i) if the Estimated Calculation Amount exceeds the Net Working Capital Target, the Purchase Price will be increased, dollar for dollar, by the amount of such excess; or (ii) if the Estimated Calculation Amount is less than Net Working Capital Target, the Purchase Price will be decreased, dollar for dollar, by the amount of such difference.  If the parties have agreed in writing on the Estimated Calculation Amount prior to the Closing Date in accordance with Section 2.3(a), then no further adjustments in respect of Net Working Capital shall be made pursuant to Section 2.3(c), (d), or (f) of this Agreement.

(c) If an Estimated Calculation Amount Differential exists, then Buyer shall have thirty (30) days following the Closing Date to further review the Seller Estimated Calculation Amount.  Unless Buyer delivers written notice (the “Buyer’s Objection Notice”) to Seller on or prior to the thirtieth (30th) day after the Closing Date stating that Buyer continues to have objections to the Seller Estimated Calculation Amount and describing any such objections in reasonable detail, to the extent not already described to Seller, with reasonable particularity, Buyer shall be deemed to have accepted and agreed to the Seller Estimated Calculation Amount.

(d) If Buyer notifies Seller of any continued objections to the Seller Estimated Calculation Amount pursuant to Section 2.3(c), Seller and Buyer shall, within twenty (20) days (or such longer period as the parties may agree) following such notice (the “Resolution Period”), attempt to resolve their differences, and any written resolution (the “Resolved Calculation Amount”) by them as to any disputed amounts shall be final, binding and conclusive.  Notwithstanding the foregoing, any item included in the Seller Estimated Calculation Amount which is not objected to in the Buyer’s Objection Notice shall be deemed to be accepted by Buyer (“Resolved Items”) and any amounts included within such item shall be deemed to be final, binding and conclusive.

(e) During the period of any review or dispute pursuant to Section 2.3(c) or Section 2.3(d), (i) Seller shall provide Buyer reasonable access, during normal business hours at Seller’s headquarters and without significant disruption to the business or operations of Seller, to the accountants or other internal finance staff who assisted Seller in preparing the Seller Estimated Calculation Amount and such Persons’ relevant supporting work papers and (ii) Buyer shall provide Seller with reasonable access, during normal business hours at Buyer’s headquarters and without significant disruption to the business or operations of Buyer, to the Books and Records and accountants and employees of the Acquired Company and its Subsidiaries having relevant information concerning the Estimated Calculation Amount to the extent that such information was used in the Estimated Calculation Amount.

(f) If Seller and Buyer do not reach a Resolved Calculation Amount by the conclusion of the Resolution Period, any amounts remaining in dispute (“Unresolved Items”) shall be submitted to KPMG LLP (such firm being referred to as the “CPA Firm”) or, if such firm shall be unable or unwilling to serve in such capacity, such other nationally recognized firm of independent accountants as may be selected by mutual agreement of Seller and Buyer, acting in good faith (and, in such case, such firm shall be deemed to be the CPA Firm), within ten (10) days after the expiration of the Resolution Period.  Each party agrees to execute, if requested by the CPA Firm, an engagement letter with the CPA Firm containing reasonable terms.  The fees and expenses of the CPA Firm shall be borne by the Party whose calculation of the Closing Net Working Capital Amount (which, in the case of Buyer, shall be Buyer’s estimate of such amount contained in the Buyer’s Objection Notice and, in the case of Seller, shall be Seller Estimated Calculation Amount) is farthest from the Final Calculation Amount.  The CPA Firm shall act as an arbitrator to determine, based solely on the presentations of Seller and Buyer and not by independent review, only the Unresolved Items.  The CPA Firm’s determination of the Unresolved Items shall be made within thirty (30) days of the submission of the Unresolved Items to the CPA Firm, and, together with a calculation of the Closing Net Working Capital Amount (based on the amount of Resolved Items and the CPA Firm’s determinations of the Unresolved Items), shall be set forth in a written statement delivered to Seller and Buyer by the CPA Firm (the “Final Calculation Amount”) and shall be final, binding and conclusive on the parties for all purposes other than in the case of manifest error by the CPA Firm. For the avoidance of doubt, it is agreed that in no event shall the Final Calculation Amount be (i) greater than the Seller Estimated Calculation Amount or (ii) less than the Buyer Estimated Calculation Amount.

2.4.   Transactions to be Effected at the Closing; Closing Deliveries.

(a)           At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i) the Purchase Price (less any amounts withheld pursuant to Section 2.3(a) or as adjusted pursuant to Section 2.3(b), if required) in immediately available funds by wire transfer to an account of Seller designated in writing by Seller to Buyer; and

(ii)  all other documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.

(b) At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i) a certificate or certificates representing the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto;

(ii) the executed Director/Officer Resignations and Releases, which resignations and releases in each case shall be in full force and effect and shall not have been revoked; and

(iii) all other documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to this Agreement.

2.5.  Post-Closing Payments.  If the Resolved Calculation Amount or the Final Calculation Amount, as the case may be, is equal to the Seller Estimated Calculation Amount, then Buyer shall promptly to pay to Seller an aggregate amount of cash, in immediately available funds, equal to the Estimated Calculation Differential Amount.  If the Resolved Calculation Amount or the Final Calculation Amount, as the case may be, is less than the Seller Estimated Calculation Amount but greater than the Buyer Estimated Calculation Amount, then Buyer shall promptly pay to Seller an aggregate amount of cash, in immediately available funds, equal to (i) the Resolved Calculation Amount or the Final Calculation Amount, as the case may be, minus (ii) the Buyer Estimated Calculation Amount.  If the Resolved Calculation Amount or the Final Calculation Amount, as the case may be, is equal to the Buyer Estimated Calculation Amount, then no payment shall be required to be made by Buyer and Buyer shall be entitled to keep the Estimated Calculation Differential Amount.

2.6.         Withholding.  Buyer shall be entitled to withhold from any consideration payable or otherwise deliverable to Seller pursuant to this Agreement such amounts as Buyer is required to withhold therefrom under the Code or under any other applicable Tax Laws, with respect to the making of such payment.  To the extent that such amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that each statement contained in this Article III is true and correct as of the date hereof and as of the Closing Date (except where a representation or warranty is made herein as of a specified date, in which case as of such date), subject to such exceptions as are specifically disclosed in the disclosure schedule (which disclosure should reference the appropriate section and subsection numbers, provided, however, that any disclosures made therein shall apply to any other section or subsection where it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other section or subsection) supplied by Seller to Buyer dated as of the date hereof (the “Seller Disclosure Schedule”).

3.1.  Organization and Good Standing.   Each of Seller and the Acquired Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to be material to the Acquired Company.  Seller has Made Available to Buyer a true and correct copy of each of the Acquired Company’s Organizational Documents, and the Board of Directors of the Acquired Company has not approved or proposed any amendment to any of such Organizational Document.  Section 3.1 of the Seller Disclosure Schedule lists (i) the directors and officers of the Acquired Company as of the date hereof, and (ii) every state or foreign jurisdiction in which the Acquired Company has employees or facilities or currently conducts its business.

3.2.  Capitalization.

(a) The authorized Capital Stock of the Acquired Company consists of 200 shares of Common Stock, no par value, of which 100 are issued and outstanding.  All of the Shares are duly authorized, validly issued, fully paid and nonassessable and are owned of record and beneficially by Seller.  The Shares are not subject to preemptive rights created by statute, the Acquired Company’s

Organizational Documents, or any agreement to which the Acquired Company is a party or to which it is bound.  To the Acquired Company’s Knowledge, all of the Shares have been issued in compliance with all applicable Laws, including federal and state securities Laws.  There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which Seller or the Acquired Company is a party or by which Seller or the Acquired Company is bound obligating the Acquired Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of its Capital Stock or Equity Securities.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Acquired Company.

(b) Upon transfer of the Shares to Buyer in accordance with the terms of this Agreement, Buyer will receive valid title to the Shares, free and clear of Liens (other than Liens created through Buyer).

(c) There are no outstanding shares of Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right.  There are no declared or accrued but unpaid dividends with respect to any shares of Common Stock.  Other than the Shares, the Acquired Company does not have any outstanding shares of Capital Stock or any other Equity Securities.

(d) Neither Seller nor the Acquired Company is a party to (i) any stockholder agreements, voting agreements, voting trusts or any such other similar arrangements which have the effect of restricting or limiting the transfer, voting or other rights associated with the Shares or (ii) any agreements relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights) of any Capital Stock or Equity Securities.

3.3.   Subsidiaries of the Acquired Company.

(a) Each Subsidiary of the Acquired Company is validly existing under the Laws of the jurisdiction of its formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to be material to the Acquired Company or such Subsidiary.  Seller has Made Available to Buyer a true and correct copy of each of the Acquired Company’s Subsidiaries’ Organizational Documents, and the Board of Directors of the Acquired Company nor such Subsidiary has not approved or proposed any amendment to any of such Organizational Documents.  Section 3.3(a) of the Seller Disclosure Schedule lists the directors and officers of such Subsidiary as of the date hereof.

(b) Section 3.3(b) of the Seller Disclosure Schedule contains a true and complete list of the Subsidiaries of the Acquired Company and sets forth, with respect to each such Subsidiary, the jurisdiction of formation, the authorized and outstanding Capital Stock of such Subsidiary and the owner(s) of record of such.  All of the outstanding shares of Capital Stock and Equity Securities of each

Subsidiary is owned of record or beneficially by the Acquired Company, or in the case of ISPL, owned by IAPL.  All of the outstanding shares of Capital Stock of the Subsidiaries of the Acquired Company (collectively, the “Subsidiary Shares”) are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Organizational Documents of any such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable Laws.  There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which Seller, the Acquired Company or such Subsidiary is a party or by which Seller, the Acquired Company or such Subsidiary is bound obligating such Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of its Capital Stock or Equity Securities.

(c) Other than the Subsidiary Shares set forth in the Seller Disclosure Schedule, no Subsidiary of the Acquired Company has any outstanding shares of Capital Stock or any other Equity Securities.  There are no declared or accrued but unpaid dividends with respect to any Subsidiary Shares.

3.4.  Authority and Enforceability.  Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller, and no further corporate or shareholder action is required on the part of Seller or the Acquired Company or any Affiliate to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors rights generally, and (b) the availability of injunctive relief and other equitable remedies.

3.5.  No Conflicts; Consents. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby by Seller will not conflict with or result in any violation of or default under (with or without notice or lapse of time or both), give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in any Lien on the Acquired Company’s or any of its Subsidiaries’ respective properties or assets under (any such event, a “Conflict”) (i) the provisions of any of the Organizational Documents of Seller, the Acquired Company or any Subsidiary of the Acquired Company; (ii)  any Authorization, Order or Law applicable to Seller, the Acquired Company or any Subsidiary of the Acquired Company, or any of their respective properties or assets, on the date hereof; or (iii) any Material Contract except as set forth on Section 3.5(a) of the Seller Disclosure Schedule, and, in the case of the foregoing clauses (ii) and (iii), where such Conflict would not, individually or in the aggregate, reasonably be expected to (x) be material to the Acquired Company and its Subsidiaries, taken as a whole, or (y) prevent or materially delay or impede the transactions contemplated by this Agreement or materially impair the ability of Seller to perform its obligations under this Agreement.  Section 3.5(a) of the Seller Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Material Contracts or any Leases as are required thereunder in connection with the Acquisition, or for any such Material Contract or Lease to remain in full force and effect without any material limitation, modification or alteration after the Closing Date.

(b) No consent, notice, waiver, Authorization or other approval of, or registration, declaration or filing with, any Governmental Entity is required by, or with respect to, Seller, the Acquired Company or any Subsidiary of the Acquired Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such Authorizations, Orders, registrations, declarations and filings as may be required under applicable federal and state securities Laws and the Laws of any foreign country.

3.6.   Financial Statements.

(a) True, correct and complete copies of the Acquired Company’s unaudited consolidated financial statements consisting of the income statement, statement of operating cash flow and statement of assets and liabilities of the Acquired Company and its Subsidiaries, for the years ended, and as at, December 31, 2006 and 2007 and the quarter ended, and as at, March 31, 2008 (the “Financial Statements”) are included in Section 3.6 of the Seller Disclosure Schedule.  The Financial Statements have been prepared in accordance with international financial reporting standards (“IFRS”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Financial Statements).  The Financial Statements present fairly, in all material respects, the consolidated financial condition, operating results and cash flows of the Acquired Company and its Subsidiaries as of the dates and during the periods indicated therein.  The operating consolidated balance sheet of the Acquired Company as of December 31, 2007 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

(b) The Acquired Company and its Subsidiaries maintain proper and adequate internal accounting controls that provide assurances that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets, (iii) access to their assets is permitted only in accordance with management’s authorization, (iv) the reporting of their assets is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(c) Neither Seller, the Acquired Company nor any of the Subsidiaries of the Acquired Company, nor, to the Knowledge of Seller, any Representative of any of the foregoing has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Acquired Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Acquired Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

3.7.   No Undisclosed Liabilities.  Neither the Acquired Company nor any Subsidiary of the Acquired Company has any liabilities, Indebtedness, obligations, expenses, claims, deficiencies or commitments of any type (whether known or unknown, accrued, absolute, contingent, matured, unmatured or otherwise, whether or not of the nature required to be disclosed in a balance sheet prepared in accordance with IFRS) (collectively, “Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice and which would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Company and its Subsidiaries, taken as a whole, (c) those which exist under Contracts entered into by the Acquired Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice (other than as a result of any breach by the Acquired Company or any of its Subsidiaries of such a Contract).  Neither the Acquired Company nor any of its Subsidiaries has any Indebtedness.

3.8.   Taxes.

(a) Except as set forth on Section 3.8(a) of the Seller Disclosure Schedule, all material Tax Returns required to have been filed by or with respect to the Acquired Company, its Subsidiaries and the Acquired Company Assets have been filed, and each such Tax Return accurately reflects the Liability for Taxes of the Acquired Company, its Subsidiaries and with respect to the Acquired Company Assets in all material respects.  Except as set forth on  Section 3.8(a) of the Seller Disclosure Schedule, all Taxes payable in respect of the Acquired Company, its Subsidiaries and the Acquired Company Assets shown on any Tax Returns have been paid.

(b) To Seller’s Knowledge, there is no audit currently pending against the Acquired Company or any Subsidiary of the Acquired Company in respect of any Taxes.  There are no Liens on any of the assets of the Acquired Company or any Subsidiary of the Acquired Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) Each of the Acquired Company and its Subsidiaries and, if applicable with respect to Affected Employees, their Affiliates, has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party.

(d) Neither the Acquired Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither the Acquired Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, except for any such agreement to be terminated on the date before the Closing Date pursuant to Section 7.2(d) of this Agreement.

(f) Neither the Acquired Company nor any of its Subsidiaries have any Liabilities for unpaid Taxes as of the Balance Sheet Date which have not been accrued or reserved on the Balance Sheet, whether asserted or unasserted, contingent or otherwise.  Neither the Acquired Company nor any of its Subsidiaries have incurred any Liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(g) The Acquired Company has not engaged in a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b)(2), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(h) The Acquired Company and the Subsidiaries have at all times been resident for Tax purposes in their respective countries of incorporation or formation and are not and have not at any time been treated as resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation).  No claim has ever been made by an authority in a jurisdiction where the Acquired Company or any of its Subsidiaries do not file returns that they are or may be subject to taxation by that jurisdiction.  Neither the Acquired Company nor any of its Subsidiaries are subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a branch, permanent establishment or other place of business, or a source of income in that jurisdiction.  Neither the Acquired Company nor any of its Subsidiaries are liable for any Tax as the agent of any other person or business or constitutes a permanent establishment or other place of business of any other person, business or enterprise for any Tax purpose.

(i) The Acquired Company is a member, but is not the common parent, of a consolidated group (each within the meaning of Treasury Regulations promulgated under Section 1502 of the Code) that includes Seller.

(j) The Acquired Company will not be required to include any material income or gain, or exclude any material deduction or loss from income for any taxable period or portion thereof after the Closing Date that is attributable to any income accrued or transaction or event occurring on or prior to the Closing Date that has not been recognized by the Acquired Company for Tax purposes on or prior to the Closing Date.

(k) The Acquired Company and its Affiliates are in compliance, in all material respects, with all applicable transfer pricing laws and regulations. The prices for any property or services (or for the use of any property) provided by or to the Acquired Company or any of its Affiliates are arm's length prices for purposes of all applicable transfer pricing laws and regulations, including Treasury Regulations promulgated under Section 482 of the Code.

3.9.   Compliance with Law; Authorizations.

(a) This Section 3.9 does not relate to Real Property or interests in Real Property, such items being the subject of Section 3.11, employee benefit matters, such items being the subject of Section 3.16, nor to environmental matters, such items being the subject of Section 3.18.

(b) Each of the Acquired Company and its Subsidiaries has since January 1, 2006 complied with, is not in violation of, and has not since March 1, 2006 received any written notices of violation with respect to, any material Law to which the business of the Acquired Company or such Subsidiary is subject.

(c) Each of the Acquired Company and its Subsidiaries owns, holds, possesses or lawfully uses all material Authorizations which are necessary for it to conduct its business as now conducted or the holding of any interest in any of their respective properties or assets, and such Authorizations are set forth on Section 3.9(c) of the Seller Disclosure Schedule.  Such Authorizations are valid and in full force and effect, and, to Seller’s Knowledge, none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.

3.10.  Title to Personal Properties.

(a) This Section 3.10 does not relate to Real Property or interests in Real Property, such items being the subject of Section 3.11, or to Intellectual Property, such items being the subject of Section 3.12.

(b) With respect to property that it purports to own or is necessary for the conduct of its business, the Acquired Company or a Subsidiary of the Acquired Company owns, and has good and valid title to, all of such properties and assets free and clear of all Liens, except for Permitted Liens.

3.11.  Real Property.

(a) Owned Real Property.  Neither the Acquired Company nor any of its Subsidiaries owns any real property.

(b) Leased Real Property.

(i) Section 3.11(b) of the Seller Disclosure Schedule contains a list of all leases, subleases and other oral or written occupancy agreements and any modifications or amendments thereof under which the Acquired Company or a Subsidiary of the Acquired Company is either lessor or lessee (the “Leases”) identifying the date of the Lease, the location of such real property and the name of any other party thereto (the “Real Property”).  Seller has Made Available to Buyer a true, correct and complete copy of every Lease.  Each Lease is valid and enforceable in accordance with its terms (except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors rights generally, and (b) the availability of injunctive relief and other equitable remedies).  Neither the Acquired Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in the Leases, nor to the Knowledge of Seller, is any other party thereto, and to the Knowledge of Seller, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a material default or event of default thereunder by the Acquired Company or any of its Subsidiaries.  Neither the Acquired Company nor any of its Subsidiaries has received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease, which has not been fully remedied and withdrawn.  There are no other parties occupying, or, to the Knowledge of Seller, with a right to occupy, the Real Property.  Neither the Acquired Company nor any of its Subsidiaries owes any brokerage commissions or finders fees with respect to any such Real Property or would owe any such fees if any existing Lease were renewed pursuant to any renewal options contained in such Lease.

(ii) The Real Property is in good operating condition and repair in all material respects, and to the Knowledge of Seller, the Real Property is free from material structural, physical and mechanical defects, ordinary wear and tear excepted.  To the Knowledge of Seller, neither the operation of the Acquired Company or any of its Subsidiaries on the Real Property nor such Real Property, including the improvements thereon, violates in any material respects any applicable building code, zoning requirement or similar Laws relating to such property or operations thereon, and any such non violation is not dependent on so called non-conforming use exceptions.

(iii) To the Knowledge of Seller, (i) there are no Laws or Orders now in existence or under active consideration by any Governmental Entity which could require the tenant of any Real Property to make any expenditure in excess of $25,000 to modify or improve such Real Property to bring it into compliance therewith, and (ii) neither the Acquired Company nor any of its Subsidiaries shall be required to expend more than $25,000 per Lease to restore the Real Property at the end of the term of the applicable Lease to the condition required under the Lease (assuming the conditions existing in such Real Property as of the date hereof and as of the Closing).

3.12.    Intellectual Property.

(a) The following terms shall have the meanings assigned to them in this Section 3.12:
(i) “Acquired Company Business” means all business activities as conducted at Closing by the Acquired Company and/or its Subsidiaries, including without limitation the manufacture, marketing, offering, selling or licensing of any Acquired Company Products.

(ii) “Acquired Company Products” means all products and services manufactured, marketed, offered, sold or licensed by the Acquired Company or its Subsidiaries, including any products or services under development, at Closing.

(iii) “Intellectual Property” means any and all of the following, and all rights in, arising out of, or associated therewith anywhere in the world: (i) inventions, trade secrets, know-how, formulae and processes; (ii) patents (including all provisionals, reissues, divisions, continuations, continuations-in-part, re-examinations and extensions thereof) and patent applications (collectively “Patents”); (iii) trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, trade names, logos, and all goodwill associated with any of the foregoing; (iv) works of authorship, technical documentation, customer lists, and other business and financial data related to the Acquired Company Business, copyright registrations and copyright applications, and (v) moral and economic rights of authors and inventors;

(b) Section 3.12(b)(i)-(iii) of the Seller Disclosure Schedule sets forth a list that (i) includes all Intellectual Property owned by, or exclusively licensed to, the Acquired Company or a Subsidiary of the Acquired Company (“Acquired Company Intellectual Property”) that is registered, or the subject of an application for registration, with a competent authority (“Acquired Company Registered Intellectual Property Rights”); (ii) identifies all third parties that share rights to the Acquired Company Registered Intellectual Property Rights with the Acquired Company, including without limitation joint owners and co-applicants; and (iii) lists all actions that must be taken within one hundred and twenty (120) days of the Closing Date to maintain the validity or enforceability of the Acquired Company Registered Intellectual Property Rights.

(c) The Acquired Company and the Subsidiaries of the Acquired Company, collectively, are the sole owners or exclusive licensees of the Acquired Company Intellectual Property, free and clear of all Liens except for Permitted Liens, and have the exclusive right to use and sublicense, without payment to any other Person (other than in respect of exclusive licenses), all the Acquired Company Intellectual Property.  Seller has no Knowledge of any other Person that claims to own or be the exclusive licensee of the Acquired Company Intellectual Property.

(d) In each case in which the Acquired Company or any of its Subsidiaries have acquired any Intellectual Property from any Person (including in connection with the Acquired Company Reorganization or under the Reorganization Agreements), the Acquired Company or its Subsidiary, as the case may be, has obtained, to the extent permitted by applicable law, a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property to the Acquired Company or its Subsidiary as the case may be.

(e) Section 3.12(e) of the Seller Disclosure Schedule sets forth a list of all Contracts pursuant to which any third party is granted a license under, or is otherwise authorized to use any Acquired Company Intellectual Property (other than end user-licenses for use of the Acquired Company Products on terms that do not materially deviate from the Acquired Company’s form of end-user license and for which the Acquired Company or any of its Subsidiaries received or is due to receive no more than $50,000) (“Acquired Company License”).

(f) Section 3.12(f) of the Seller Disclosure Schedule sets forth a list that includes all Contracts pursuant to which the Acquired Company or a Subsidiary of the Acquired Company is licensed after the Closing Date to use Intellectual Property owned or licensable by a third party (“Third Party License”).

(g) To Seller’s Knowledge, each Acquired Company License and each Third Party License is valid and enforceable in accordance with its terms.  To Seller’s Knowledge, neither the Acquired Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any Acquired Company License or Third Party License, and no event has occurred which, with or without the giving of notice or lapse of time, would constitute a default thereunder by the Acquired Company or any of its Subsidiaries.

(h) Except as set forth in Section 3.12(h) of the Seller Disclosure Schedule, neither this Agreement nor the completion of the transactions contemplated hereby will result in any of the following to the extent that the following would not have occurred in the absence of this Agreement or the completion of the transactions contemplated by this Agreement:  (i)  Buyer granting to any third party any right to, or with respect to, any Intellectual Property Right owned by, or licensed to, Buyer, (ii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business, (iii) Buyer being obligated to pay any royalties or other amounts to any Person in excess of those payable prior to the Closing, (iv) the right by any third party to terminate any Acquired Company

License or any Third Party License or (v) the right by any third party to receive source code owned by or exclusively licensed to the Acquired Company or its Subsidiaries.

(i) Except for Intellectual Property licensed to the Acquired Company or its Subsidiaries under Third Party Licenses, all software used in or necessary to the conduct of the Acquired Company Business was written and created solely by either (i) employees of the Acquired Company acting within the scope of their employment, or (ii) by third parties who have validly and irrevocably assigned all of their rights to such Intellectual Property, to the Acquired Company or its Subsidiaries.

(j) Except as set forth in Section 3.12(j) of the Seller Disclosure Schedule, since March 1, 2006, there have not been any claims, actions or demands pending with any competent court or tribunal in the United States, European Union, Australia and Canada or any jurisdiction in which Acquired Company Products are manufactured, marketed, offered, sold or licensed, nor, to Seller’s Knowledge, asserted or threatened against the Acquired Company or any Subsidiary of the Acquired Company alleging that the conduct of the Acquired Company Business violates, misappropriates or infringes the Intellectual Property rights of any Person, or, to Seller’s Knowledge, constitutes unfair competition or trade practices, nor to Seller’s Knowledge is there a reasonable basis therefore.

(k) To the Seller’s Knowledge, the conduct of the Acquired Company Business does not, and, except as set forth in Section 3.12(k) of the Seller Disclosure Schedule will not when conducted by Buyer, to the extent conducted in the same manner following the Closing, infringe, misappropriate, or otherwise violate the Intellectual Property Rights of a third party.

(l) Except as set forth in Section 3.12(l) of the Seller Disclosure Schedule, the Acquired Company Intellectual Property together with the Third Party Licenses constitutes all Intellectual Property used in or necessary for the conduct of the Acquired Company Business.

(m) To Seller’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Acquired Company Intellectual Property.

(n) The Acquired Company and each of its Subsidiaries have taken all steps that are reasonably required to protect their rights in confidential information and trade secrets of the Acquired Company or its Subsidiaries or provided by any other person to the Acquired Company or any of its Subsidiaries.

(o) Neither the Acquired Company nor any Subsidiary has reproduced, incorporated, modified, distributed or otherwise used Open Source Materials in a manner that creates obligations with respect to any Acquired Company Intellectual Property or grants to any third party, any rights or immunities under any Company Products (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge). “Open Source Materials” shall mean any software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL) and GNU Lesser General Public License (LGPL)).

3.13.  Absence of Certain Changes or Events.  Since the Balance Sheet Date to the date of this Agreement, there has not occurred any Acquired Company Material Adverse Effect, and the Acquired Company and its Subsidiaries have not taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 5.3, other than the Acquired Company Reorganization.

3.14.  Contracts.

(a) This Section 3.14 does not relate to Leases, such items being the subject of Section 3.11, or to Acquired Company Licenses or Third Party Licenses, such items being the subject of Section 3.12.

(b) Section 3.14(b) of the Seller Disclosure Schedule sets forth a list, as of the date hereof, of each Contract to which either the Acquired Company or a Subsidiary of the Acquired Company is party or by which any of them is bound:

(i) for the purchase of materials, supplies, goods, services, equipment or other assets, which provides for (A) annual payments by the Acquired Company or any of its Subsidiaries of $75,000 or more, or (B) aggregate payments by the Acquired Company or any of its Subsidiaries of in excess of $150,000 or more, in each case which is not terminable by the Acquired Company or any of its Subsidiaries by notice of not more than sixty (60) days without penalty;

(ii) for payments to or by the Acquired Company or any of its Subsidiaries that involve $75,000 annually or $150,000 in the aggregate, and is not terminable by the Acquired Company or any of its Subsidiaries by notice of not more than sixty (60) days without penalty or cost;

(iii) that is a note, debenture, bond, equipment trust, letter of credit, loan, mortgage or other Contract for the borrowing or lending of money (other than to employees for travel expenses in the ordinary course of business consistent with past practice) or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person; in any such case which, individually, is in excess of $75,000;

(iv) that restrains the ability of the Acquired Company or any of its Subsidiaries to engage or compete in any manner or in any business, or that includes any non-competition, non-solicitation, “no hire” or “most favored nation”;

(v) that relates to the acquisition or disposition of any material assets or any interest in any business enterprise (whether by merger, sale of stock, sale of assets or otherwise);

(vi) that is a collective bargaining Contract or other Contract with any labor organization, union or association;

(vii) that provides for surety, guaranty or indemnification obligations (other than Intellectual Property and other indemnities granted or received by the Acquired Company and its Subsidiaries under customer, reseller, license supply and similar commercial Contracts entered into by the Acquired Company or any Subsidiary thereof in the ordinary course of business consistent with past practice);

(viii) that is a dealer, distribution, joint marketing, strategic alliance, affiliate or development Contract;

(ix) that is a sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the products, technology or services of the Acquired Company or any of its Subsidiaries;

(x) that is a nondisclosure, confidentiality or similar agreement, other than those entered into with any actual or prospective customer or vendor of the Acquired Company’s business in the ordinary course of business consistent with past practice;

(xi) that is (A) an employment, contractor or consulting agreement, contract or commitment with an employee or salesperson, other than at will employment agreements providing no severance or other post-termination benefits (other than continuation of coverage required by applicable Law); (B) an agreement, Contract or commitment to grant any severance, change in control or termination pay or benefits (in cash or otherwise) to any director, officer or employee; or (C) any contractor, consulting or sales agreement, Contract, or commitment with a firm or other organization;

(xii)  that is an agreement or plan (including any stock option plan, stock appreciation rights plan or stock purchase plan), any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in connection with additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; and

(xiii) any power of attorney relating to the Acquired Company or any of its Subsidiaries that is currently effective and outstanding.

(c) Each of the Contracts required to be listed in Section 3.14 of the Seller Disclosure Schedule (such Contracts, together with any Contracts required to be disclosed pursuant to Section 3.2 and 3.24, as well as the Reorganization Agreements, the “Material Contracts”) is a valid and binding agreement of the Acquired Company or a Subsidiary of the Acquired Company, as applicable, enforceable against the Acquired Company or a Subsidiary of the Acquired Company, as applicable, in accordance with its terms and is in full force and effect with respect to the Acquired Company or any of its Subsidiaries, as applicable, and to the Knowledge of Seller, any other party thereto, subject to (i) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors rights generally, and (ii) the availability of injunctive relief and other equitable remedies.  The Acquired Company and its Subsidiaries are in material compliance with and have not materially breached or violated, or defaulted under, or received written notice that they have materially breached or violated, or defaulted under, any Material Contract, nor to the Knowledge of Seller has any party to any Material Contract materially breached or violated, or defaulted under such Material Contract, and to the Knowledge of Seller no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a material breach or violation of, or default under such Material Contract by the Acquired Company or any of its Subsidiaries or any such other party.  To the Knowledge of Seller, none of the Material Contracts is subject to any claims, charges, set offs or defenses.  As of the date hereof, there are no new Contracts that are being negotiated and that would be required to be listed on Section 3.14 of the Seller Disclosure Schedule had they been entered into as of the date hereof.

3.15.        Litigation.  There is no material action, suit or proceeding, claim, arbitration, litigation or formal investigation by or before any Governmental Entity (each, an “Action”) pending or, to Seller’s Knowledge, threatened, against the Acquired Company or any Subsidiary of the Acquired Company, their respective properties (tangible or intangible) or any of the Acquired Company’s or any of its Subsidiaries’ officers or directors in their capacities as such.  There is no unsatisfied judgment, penalty or award against the Acquired Company or any of its Subsidiaries. Each of the Acquired Company and its Subsidiaries is in compliance, in all material respects, with each Order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity to which the Acquired Company or any of its Subsidiaries is subject.

3.16.       Employee Benefits. Section 3.16(a) of the Seller Disclosure Schedule includes a list of all Benefit Plans (other than Benefit Plans maintained solely by the Acquired Company or a Subsidiary of the Acquired Company but including all Benefit Plans to which the Acquired Company or a Subsidiary of the Acquired Company contributes as a participating employer) (collectively, “Seller Benefit Plans”).

(b)           Section 3.16(b) of the Seller Disclosure Schedule includes a list of all Benefit Plans maintained or contributed to solely by the Acquired Company or a Subsidiary of the Acquired Company (collectively, “Acquired Company Benefit Plans” and together with the Seller Benefit Plans, the “Seller Group Benefit Plans”).

(c)           Seller has Made Available to Buyer copies of (i) each such Seller Group Benefit Plan, and (ii) the most recent summary plan description for each Seller Group Benefit Plan for which such a summary plan description is required.

(d) Except as set forth in Section 3.16(d) of the Seller Disclosure Schedule, neither Seller, the Acquired Company, any Subsidiary of the Acquired Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, (A) any (i) Employee Pension Benefit Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan or (iii) “multiple employer plan” as defined in ERISA or the Code, and (B) with respect to which Buyer or any Affiliate thereof could be subject to any Liability (including any indirect, contingent, secondary or successor liability).

(e) Each Seller Group Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination or opinion letter from the Internal Revenue Service.  Seller has provided copies of the most recent determination or opinion letters from the Internal Revenue Service with respect to each such Seller Group Benefit Plan.

(f) Each Seller Group Benefit Plan is in compliance, in all material respects, with all applicable Laws in all relevant jurisdictions, including but not limited to the provisions of ERISA and the Code, and has been administered in all material respects in accordance with its terms, applicable rules and such Laws.

(g) Except as set forth in Section 3.16(g) of the Seller Disclosure Schedule, neither Seller, the Acquired Company, any Subsidiary of the Acquired Company nor any ERISA Affiliate has any plan or commitment to establish or enter into any new Benefit Plan or to modify any Benefit Plan (except to the extent required by Law or to conform any such Benefit Plan to the requirements of any applicable Law).

(h) There are no pending or, to the Knowledge of Seller, the Acquired Company or any Subsidiary of the Acquired Company, threatened claims or litigation with respect to any Seller Group Benefit Plan, other than ordinary and usual claims for benefits by participants and beneficiaries.

(i) Except as set forth in Section 3.16(i) of the Seller Disclosure Schedule, the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) will result in the acceleration or creation of any rights of any person to benefits under any Seller Group Benefit Plan (including, without limitation, the acceleration of the accrual or vesting of any benefits under any Seller Group Benefit Plan or the acceleration or creation of any rights under any employment, retention, severance, parachute or change in control agreement).

(j) In addition to the other provisions of Section 3.16 which apply to Affected Employees outside the US as appropriate, this Section 3.16(j) applies solely to certain Seller Group Benefit Plans maintained by Seller, the Acquired Company or a Subsidiary or Affiliate of the Acquired Company principally for the benefit of the Affected Employees outside of the United States:

(i) When used in this Section 3.16(j), the following terms shall have the following meanings:

 “Funds” means funds or accounts into which payments are, or have been made for Affected Employees under a Pension Arrangement.

 “Pension Arrangement” means any plan, scheme, agreement or arrangement under which pension benefits, superannuation benefits, retirement benefits, provident benefits, social security benefits, life assurance benefits, death or disability benefits, pensions, annuities, gratuities or other similar benefits, are or may be provided to or in respect of any Affected Employee.

 “Group Companies” means Seller, the Acquired Company and any of their respective Subsidiaries and Affiliates and “Group Company” means any of them.

 “Employer” means a relevant Group Company that employs an Affected Employee.

(ii) Except as set forth in Section 3.16(a) of the Seller Disclosure Schedule, no Group Company contributes to, or has any obligation, liability or duty to make any payments to any person in respect of any Pension Arrangements for any of the Affected Employees.

(iii) Each Group Company has at all times complied with all of its material obligations, duties and liabilities in connection with all of its Pension Arrangements (and without limitation) under applicable law and the governing rules of the Funds.

(iv) Seller has Made Available to Buyer complete and correct copies of all material documents comprising the governing rules and/or terms and conditions of the Funds.

(v) From the date of its establishment, each Pension Arrangement and Fund has complied, in all material respects, with all applicable laws in connection with its operation.

(vi) Except as set forth in Section 3.16 (j)(vi) of the Seller Disclosure Schedule, the assets of each Fund are sufficient, having regard to appropriate actuarial valuation methods and assumptions, to meet any and all potential claims in connection with the Fund, including (but not limited to) claims for benefits by employees and other beneficiaries or any third parties from the Fund.

(vii) Except as set forth in Section 3.16 (j)(vii) of the Seller Disclosure Schedule, no Group Company nor the trustees of any Fund have received notice of any complaints, actions, claims or suits in connection with that Fund.

(viii) Each Fund complies, in all material respects, with any applicable anti-discrimination legislation.

(ix) Full and proper records and accounts of each Fund have been kept, are up-to-date, and describe the true and fair view of the affairs of the Fund.

(x) The Acquisition will not cause a material increase in the obligations of any Group Company under any Pension Arrangement to make contributions to a Fund or increase any benefits payable from a Fund.

(xi) The governing rules of each Fund have not been amended since the version provided to Buyer.

(xii) Each Fund has not been restructured or merged into any other funds.

(xiii) Each Seller Group Benefit Plan that is not a Pension Arrangement is in material compliance with all applicable Laws and has been administered in all material respects in accordance with its terms and such Laws.  No such Seller Group Benefit Plan has unfunded liabilities, that as of the Closing, will not be offset by insurance or fully accrued, or with respect to which Buyer or any Affiliate thereof could be subject to any Liability (including any indirect, contingent, secondary or successor liability).

3.17.           Labor and Employment Matters. Each of the Acquired Company and its Subsidiaries has complied in all material respects with all applicable Laws pertaining to the employment or termination of employment of their respective employees, including, without limitation, all Laws relating to equal employment, fair employment practices, worker classification, prohibited discrimination, immigration status, tax information reporting and withholding or other similar employment practices or acts.  Each of the Acquired Company and its Subsidiaries does not have any material Liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages.  The services provided by each of the Acquired Company’s and its Subsidiaries’ U.S. employees are terminable at will.

(b)           All current employees and consultants of the Acquired Company and its Subsidiaries and their respective compensation (base salary and bonus for employees and cash compensation for consultants) are set forth in Section 3.17(b) of the Seller Disclosure Schedule.  Section 3.17(b) of the Seller Disclosure Schedule sets forth a list of any written employment agreements to which the Acquired Company or a Subsidiary of the Acquired Company is a party.

(c)           Except as set forth on Section 3.17(c) on the Seller Disclosure Schedule, neither the Acquired Company nor any of its Subsidiaries is a party or subject to any labor union or collective bargaining Contract.  There are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any Actions or arbitrations which involve the labor or employment relations of the Acquired Company or any Subsidiary of the Acquired Company.

(d)           This Section 3.17(d) applies solely to Affected Employees and independent contractors employed or otherwise providing services outside of the United States:

(i) When used in this Section 3.17(d), the following terms shall have the following meanings:

 “Group Companies” means the Seller, the Acquired Company and any of their respective Subsidiaries and Affiliates and “Group Company” means any of them.

 “Employer” means a relevant Group Company that employs an Affected Employee.

(ii) Full and correct particulars of the Affected Employees and any independent contractors to the relevant Group Companies have been Made Available to the Buyer for inspection prior to the date of this Agreement.

(iii) Except as set forth in Section 3.17(d)(iii) of the Seller Disclosure Schedule, Seller has not entered into any arrangements with any Affected Employee which provide an entitlement greater than the minimum entitlement under applicable local Laws governing the payment of notice of termination, severance, separation pay, accrued leave, or other termination payments required to be made to the Affected Employees upon a termination of their employment.

(iv) Seller has delivered to Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Affected Employees.

(v) Having made all relevant inquiries of the Employers, to Seller’s Knowledge, no Affected Employee:

 (1)           intends to terminate his/her employment with his/her Employer;

 (2)           has received an offer to join a business that may be competitive with his/her Employer’s business; and

 (3)           is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person) that may have an adverse effect on: (1) the performance by the Affected Employee of any of his/her duties or responsibilities as an employee of the Employer or the Buyer; or (2) the Employer’s or the Buyer’s business or operations, except as set forth in Section 3.17(d)(v)(3) of the Seller Disclosure Schedule.

(vi) Except as set forth in Section 3.17(d)(vi) of the Seller Disclosure Schedule, no Group Company has made any contract, arrangement, understanding or representation (whether written or oral) under which one or more Affected Employees will or may be entitled to any benefit (monetary or otherwise) if: (i) ownership (direct or indirect) of a Group Company changes, as will occur on the sale of the Shares; or (ii) in the event of early retirement, redundancy or other termination of employment however arising, however funded and whether or not legally binding or (iii) the Acquisition occurs.

(vii) No claim has been made, nor does any Group Company have knowledge of any potential claim against any Employer, by or on behalf of any Affected Employee or past or present employee or contractor.

(viii) Except as set forth in Section 3.17(d)(viii) of the Seller Disclosure Schedule:

 (1)           no consultation is required by any Group Company with any employee or group of employees in connection with the Acquisition; and

 (2)           no notification is required to any employee or group of employees, authority or other administrative body in connection with the Acquisition.

(ix) Except as set forth in Section 3.17(d)(ix) of the Seller Disclosure Schedule, there is no issue (including the expiry of any award, collective agreement or other instrument or agreement made or approved under law) which may lead to industrial action by employees or any industrial organization of employees which may disrupt the business of a Group Company or cause it to incur financial expenditure.

(x) Having made all relevant inquiries, to Seller’s Knowledge, each Group Company has complied with and continues to comply with all obligations arising under law, equity, statute (including occupational health and safety, labor, employment, leave, equal opportunity, anti discrimination, taxation, pension, superannuation, provident fund, social security, workers compensation and industrial laws), award, collective agreement or other instrument or agreement made or approved under any law with respect to its past and present employees and contractors.

(xi) Except as set forth in Section 3.17(d)(xi) of the Seller Disclosure Schedule, no Group Company operates a bonus, profit share or employee incentive plan or scheme for the Affected Employees.

(xii) There are no consultants or contractors to the Employers who would be impacted by the Acquisition.

(xiii) Each relevant Group Company has maintained up-to-date, adequate and suitable records, in each case in compliance with all applicable Laws, regarding the service and terms and conditions of employment of each of the Affected Employees.

(xiv) No Affected Employee is under notice of termination from any Employer.

(xv) Except as set forth in Section 3.17(d)(xv) of the Seller Disclosure Schedule, no Affected Employee has transferred into the employment of any Employer by virtue of any transfer of undertakings or transfer of business Laws applicable in any of the relevant countries.

(xvi) Except as set forth in Section 3.17(d)(xvi) of the Seller Disclosure Schedule, to Seller’s Knowledge, no formal disciplinary action (including warnings, suspension with or without pay, demotion and performance management or monitoring) has been taken by any Employer against any Affected Employee within the previous two years.  To the extent there has been any formal disciplinary action, the Employer has complied with any applicable obligations and Laws in connection with the formal disciplinary action.

(xvii) Except as set forth in Section 3.17(d)(xvii) of the Seller Disclosure Schedule, no grievance, whether pursuant to a collective bargaining agreement or other similar labor contract or otherwise, has been raised by any Affected Employee against any Employer within the previous two years.  To the extent that there have been any grievances raised, the Employer has complied with any applicable obligations and Laws in connection with the grievance.

(xviii) Except as set forth in Section 3.17(d)(xviii) of the Seller Disclosure Schedule, having made all relevant inquiries of the Employers, to Seller’s Knowledge, no Affected Employee is currently absent from work or is reasonably anticipated to be absent from work for any reason for a period of one month or more.

(xix) Except as set forth in Section 3.17(d)(xix) of the Seller Disclosure Schedule, all Affected Employees have a valid and subsisting visa, work permit, employment pass or other permission to remain in the relevant country and work for the relevant Employer and no such visa, work permit, employment pass or permission will expire within the next 6 months.

(xx) Except as set forth in Section 3.17(d)(xx) of the Seller Disclosure Schedule, other than annual salary increases or promotions, no changes to the terms and conditions of employment of the Affected Employees have been made in the last twelve (12) months.

(xxi) Except as set forth in Section 3.17(d)(xxi) of the Seller Disclosure Schedule, no Affected Employee is entitled to any retention bonus or other retention entitlement or is party to any retention arrangement with any Group Company.

(xxii) All Affected Employees are subject to the Seller’s usual obligations in each relevant jurisdiction protecting each Group Companies’ confidential and proprietary information.

(xxiii) Except as set forth in Section 3.17(d)(xxiii) of the Seller Disclosure Schedule, no Affected Employee is a director or officer of any Group Company.

3.18	Environmental.
    (a) The Acquired Company and each of its Subsidiaries (i) have not received any  notice or other communication of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining material Liability; (ii) have not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, distributed, sold or otherwise placed on the market Hazardous Materials or any product containing Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any material Liability or corrective or remedial obligation under any Environmental Laws; (iii) have not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Acquired Company or any of its Subsidiaries or any other Person; (iv) have no Knowledge of any fact or circumstance that would involve the Acquired Company or any of its Subsidiaries in any environmental litigation or Liability; and (v) have Made Available to Buyer all records in the Acquired Company’s and its Subsidiaries’ possession concerning the Hazardous Materials activities of the Acquired Company and its Subsidiaries and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Acquired Company or each of its Subsidiaries conducted at the request of, or otherwise in the possession of Seller, the Acquired Company or any of its Subsidiaries.  There are no Hazardous Materials in, on, or under any properties owned, leased or used by the Acquired Company or each of its Subsidiaries such as could give rise to any material Liability or material corrective or material remedial obligation of the Acquired Company or any of its Subsidiaries under any Environmental Laws.

(b) For the purposes of this Section 3.18, (i) “Environmental Laws” means all federal, state, local and foreign Laws and regulations relating to pollution,  protection of the environment, worker health and safety or exposure of any individual to Hazardous Materials, including Laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous

Materials related electronic waste, product content or product take-back requirements; and (ii) “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.

3.19.                      Insurance.  Section 3.19 of the Seller Disclosure Schedule sets forth a list of each material insurance policy and fidelity bond which covers the Acquired Company or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Policies”).  Such Policies are in full force and effect and neither the Acquired Company nor any of its Subsidiaries is in default with respect to its obligations (including the payment of premiums) under any such Policy.  There is no claim by the Acquired Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed.  In addition, there is no pending claim for which its total value (inclusive of defense expenses) the Acquired Company expects to exceed the policy limits.

3.20.                      Broker and Finders.  Neither Seller nor the Acquired Company nor any of its Subsidiaries has employed any broker, finder or investment bankers or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement, except for such Persons, the fees and expenses of which will be paid entirely and exclusively by Seller.  Other than as set forth on the Closing Balance Sheet and the Closing Statement delivered by Seller to Buyer pursuant to Section 2.3, there are no Transaction Expenses.

3.21.                      Books and Records.  Since March 1, 2006, the minute books of the Acquired Company and each of its Subsidiaries, all of which have been Made Available to Buyer, contain true, correct and complete records of all meetings held of, and corporate action taken by, the shareholders of each such company, the Board of Directors and committees of the Board of Directors of the Acquired Company and its Subsidiaries.  Since March 1, 2006, the Acquired Company and its Subsidiaries have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records of the Acquired Company and its Subsidiaries (collectively, the “Books and Records”) that are true, correct and complete, and that accurately and fairly reflect, in all material respects, the business activities of the Acquired Company and its Subsidiaries.  At the Closing, the minute books and other Books and Records of the Acquired Company and each of its Subsidiaries will be in the possession of Buyer.

3.22.                      Export Control.  The Acquired Company and each of its Subsidiaries have complied with all applicable export and reexport control Laws and regulations, including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control (“OFAC”), and the

International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State.  Specifically, the Acquired Company and each of its Subsidiaries has not, directly or indirectly, sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, software, or technology (including products derived from or based on such technology) to any destination, entity, or person prohibited by the Laws of the United States, without obtaining prior authorization from the competent Governmental Entities as required by such Laws.

3.23.	Reorganization; Sufficiency of Assets.
    (a) For purposes of this Agreement, the “Acquired Company Reorganization” shall refer to the transactions by, among and involving the Acquired Company, its Subsidiaries, Seller, Nokia Corporation and certain direct or indirect wholly-owned subsidiaries of Nokia Corporation conducted prior to the date hereof, in which (i) the shares of Intellisync Identity Systems Limited, a company registered in England and Wales (“IISL”) were sold by Seller to the Acquired Company pursuant to that certain Share Transfer Agreement dated January 14, 2008 between Seller and the Acquired Company, (ii) the shares of Intellisync Australia Pty Ltd., a company registered under the Laws of New South Wales, Australia (“IAPL”), were sold by Seller to the Acquired Company pursuant to that certain Share Transfer Agreement dated January 16, 2008 between Seller and the Acquired Company, (iii) certain assets of Nokia Australia Pty Limited, a company registered under the Laws of Victoria, Australia (“NAPL”), were transferred and assigned to Identity Systems Pty Ltd., a company registered under the Laws of New South Wales, Australia (“ISPL”), and certain Liabilities of NAPL were assumed by ISPL, pursuant to that certain Bill of Sale, Assignment and Assumption Agreement dated January 10, 2008 between NAPL and ISPL, (iv) certain assets of Nokia UK Limited, a company registered in England and Wales (“NUKL”), were transferred and assigned to IISL, and certain liabilities of NUKL were assumed by IISL, pursuant to that certain Bill of Sale, Assignment and Assumption Agreement dated January 14, 2008 between NUKL and IISL, (v) all of the employees of the business of the Acquired Company and its Subsidiaries were transferred from the local jurisdiction Affiliates of Nokia Corporation to IISL, IAPL, ISPL or the Acquired Company, as relevant, and (vi) all of the software code that is used in the Acquired Company Business was transferred from Seller to the Acquired Company pursuant to that certain Technology Assignment Agreement dated February 1, 2005 between Seller and ISPL and that certain Technology Assignment Agreement dated January 10, 2008 between Seller and the Acquired Company.  The agreements referred to in clauses (i) through (iv) and clause (vi) of the preceding sentence shall be referred to herein as the “Reorganization Agreements.”

(b) Each of Seller, the Acquired Company, each Subsidiary of the Acquired Company and the other parties to the Reorganization Agreements (i) complied with and did not violate any applicable Law or Order in connection with carrying out the Acquired Company Reorganization and (ii) had the requisite power and authority to enter into the Reorganization Agreements and consummate the transactions contemplated thereby, each of which was duly authorized by all necessary corporate and shareholder action by the parties thereto.  Each of the Reorganization Agreements is a valid and binding agreement of each Person party thereto, enforceable in accordance with its terms and is in full force and effect.  The execution and delivery of the Reorganization Agreements by the parties thereto, and the consummation of the transactions contemplated thereby, did not Conflict with (A) the provisions of any of the Organizational Documents of the parties thereto or (B) any Material Contract.

(c) The assets currently owned by the Acquired Company and its Subsidiaries, including those assets transferred and assigned to ISPL and IISL in connection with the Acquired Company Reorganization (the “Acquired Company Assets”) will constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to conduct the Acquired Company Business in the manner in which the Acquired Company Business is currently conducted.

3.24.                    Restrictions on Business Activities.  There is no Order to which the Acquired Company or any of its Subsidiaries is a party or, to the Knowledge of Seller, otherwise binding upon the Acquired Company or any of its Subsidiaries which has the effect of prohibiting or impairing any business practice of the Acquired Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Acquired Company or any of its Subsidiaries, the conduct of business by the Acquired Company or any of its Subsidiaries, or otherwise limiting the freedom of the Acquired Company or any of its Subsidiaries to engage in any line of business or to compete with any Person, in each case, in any material respect.

3.25.	Customers and Suppliers.
(a) The Seller Disclosure Schedule lists the twenty (20) largest customers of the Acquired Company and its Subsidiaries on the basis of revenues collected or accrued for the twelve (12) month period ending on the Balance Sheet Date (each a “Top Customer”).

(b) The Seller Disclosure Schedule lists the suppliers to the Acquired Company and its Subsidiaries which received payments of $100,000 or more on the basis of cost of goods or services purchased for the twelve (12) month period ending on the Balance Sheet Date.

(c) No such customer has (i) ceased or materially reduced its purchases from the Acquired Company since the beginning of such twelve (12) month period, (ii) to the Knowledge of Seller, threatened to cease or materially reduce such purchases or sales or provision of services or (iii) to the Knowledge of Seller, been threatened with bankruptcy or insolvency.

3.26.	Accounts Receivable.

(a) Seller has Made Available to Buyer a list of all accounts receivable, whether billed or unbilled, of the Acquired Company and its Subsidiaries as of the Balance Sheet Date, together with an aging schedule (of only billed accounts receivable) indicating a range of days elapsed since original invoice, and none of such accounts receivable have been re-invoiced since the original invoice date.

(b) All of the accounts receivable, whether billed or unbilled, of the Acquired Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with IFRS consistently applied, are, to Seller’s Knowledge, not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.  No Person has any Lien on any accounts receivable of the Acquired Company and its Subsidiaries, and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Acquired Company and its Subsidiaries.

3.27.         Intercompany Contracts; Bank Accounts.  There are no Contracts, including with respect to any Indebtedness or the extension of credit (i) between the Acquired Company and any of its Subsidiaries, or (ii) between the Acquired Company or any of its Subsidiaries, on the one hand, and Seller or any of its Affiliates (other than the Acquired Company and its Subsidiaries), on the other hand.  Section 3.27 of the Seller Disclosure Schedule sets forth a list of all bank accounts maintained by the Acquired Company or any of its Subsidiaries, including for each such account a list of all the signatories thereto.

3.28.         Representations Complete. None of the representations or warranties made by Seller (as modified by the Seller Disclosure Schedule) in this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that each statement contained in this Article IV is true and correct as of the date hereof (except where a representation or warranty is made herein as of a specified date, in which case as of such date):

4.1.   Organization and Good Standing.

  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so qualified would reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations under this Agreement or the consummation of the transactions contemplated hereby.

4.2.   Authority and Enforceability.  Buyer has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer, and no further corporate or shareholder action is required on the part of Buyer to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the other parties hereto and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.3.   No Conflicts; Consents.

(a) The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby by Buyer will not Conflict with (i) the provisions of any Organizational Document of Buyer; (ii) any Authorization, Order or Law applicable to Buyer, or any of its properties or assets, on the date hereof, or (iii) result in the creation of any Liens upon any of the assets owned or used by Buyer.

(b) No consent, notice, waiver, Authorization or other approval of, or registration declaration or  of or filing with any Governmental Entity is required by Buyer, or with respect to, Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such Authorizations, Orders, registrations, declarations or filings as may be required under applicable federal and securities Laws and the Laws of any foreign country, the failure to obtain which would not reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations under this Agreement or the consummation of the transactions contemplated hereby.

4.4.   Purchase for Investment.  The Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended.  Buyer is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.

4.5.   Brokers and Finders.  Buyer has not employed any broker, finder or investment bankers or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement, except for such Persons, the fees and expenses of which will be paid by Buyer.

4.6.   Litigation.  There is no Action pending or, to the knowledge of Buyer, threatened in writing, against Buyer relating to the transactions contemplated hereby or which would reasonably be expected to have a Buyer Material Adverse Effect.  Buyer is not subject to any Order relating to the transactions contemplated hereby.

ARTICLE V.

COVENANTS OF SELLER

5.1.   Conduct of Business.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except upon the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), Seller shall cause the Acquired Company and each Subsidiary of the Acquired Company to maintain its corporate existence, carry on its business in the ordinary course in a manner consistent with past practice during the period from March 1, 2006 to date, and use its reasonable best efforts to (i) preserve intact its beneficial business relationships with customers, suppliers, distributors and others having business dealings with it, and (ii) pay all Indebtedness, Taxes and other obligations of the Acquired Company and its Subsidiaries as they become due.

(b) Seller shall obtain and deliver to Buyer at Closing the landlord’s consent and assignment to Buyer or an Affiliate of Buyer, in form and substance reasonably satisfactory to Buyer, with respect to the Canberra Lease.

5.2.   Negative Covenants.

Except as expressly permitted in this Agreement, Seller shall not, and shall not permit the Acquired Company or any Subsidiary of the Acquired Company to, without the prior written consent of Buyer (the decision with respect to which shall not be unreasonably withheld):

(a) sell, assign, transfer, lease, or otherwise dispose of (each, a “Transfer”), any property, assets or rights that are material to the Acquired Company or any such Subsidiary, except (i) Transfers of inventory in the ordinary course of business consistent with past practice, (ii) Transfers of obsolete or excess equipment or machinery, or (iii) Transfers pursuant to the non-exclusive license of

Acquired Company Intellectual Property to customers in the ordinary course of business consistent with past practice;

(b) (i) buy or license any Intellectual Property Rights or enter into any Contract with respect to the Intellectual Property Rights of any Person (other than non-exclusive licenses of Acquired Company Intellectual Property to customers in the ordinary course of business consistent with past practice), (ii) enter into any Contract with respect to the development of any Intellectual Property Rights with a third party, or (iii) change in any material respect the pricing or royalties charged by the Acquired Company to its Top Customers;

(c) terminate, extend or materially amend, waive or modify, or violate, the terms of, any Lease, Acquired Company License, Third Party License or Material Contract;

(d) make any capital expenditure or commit to make any capital expenditure which in any one case exceeds $75,000 or capital expenditures which in the aggregate exceed $200,000;

(e) acquire a material amount of assets from any other Person except pursuant to existing Contracts;

(f) mortgage, pledge or subject to Liens, other than Permitted Liens, any properties or assets of the Acquired Company or any of its Subsidiaries except pursuant to existing Contracts;

(g) (i) assume, incur or guarantee any Indebtedness or modify the terms of any existing Indebtedness; (ii) except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practice, grant any loans to any Persons, or (iii) purchase debt securities of any Persons;

(h) amend its Organizational Documents;

(i) (i) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Capital Stock of the Acquired Company or any Subsidiary of the Acquired Company, or split, combine or reclassify any Capital Stock of the Acquired Company or any Subsidiary of the Acquired Company, (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Capital Stock of the Acquired Company or any Subsidiary of the Acquired Company, or (iii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Capital Stock of the Acquired Company or any Subsidiary of the Acquired Company (or options, warrants or other rights exercisable therefor);

(j) issue, grant, deliver, sell or amend the terms of, or propose the issuance, grant, delivery, sale or amendment of the terms of, any of its Equity Securities;

(k) (i) increase the wages, salaries, compensation, severance, pension or other benefits payable to any employee, (ii) pay any bonus, severance, change in control or termination pay or benefits or other amount to any employee (other than accrued bonuses payable in the ordinary course of business and reflected on the Balance Sheet), or (iii) modify in any material respect or enter into any new Benefit Plan providing for additional or different benefits with any employee than those payable on the date hereof, in each case other than pursuant to existing Contracts as may be specifically required to comply with Seller Group Benefit Plans;

(l) be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any substantial portion of the assets or any Equity Securities of, the Acquired Company or any of its Subsidiaries;

(m) revalue any material assets (whether tangible or intangible), including without limitation writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than as may be required under IFRS;

(n) pay, settle, discharge or satisfy in an amount in excess of $75,000 in any one case, or $200,000 in the aggregate, any claim, Action or Liability, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of Liabilities reflected or reserved against in the Balance Sheet and normal payroll expenses and payments to independent contractors in the ordinary course of business consistent with past practice pursuant to existing Contracts that have been Made Available to Buyer;

(o) make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement in respect of Taxes, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or file any material Tax Return or amend any Return unless a copy of such Tax Return or amended Tax Return has been delivered to Buyer for review a reasonable time prior to filing, and Buyer has approved such Tax Return;

(p) initiate any Action (other than to enforce its rights under this Agreement);

(q) enter into any Contract to purchase or sell any interest in real property, grant any security interest in real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or materially alter, amend, modify or terminate any of the terms of any Lease Agreements; or

(r) agree or commit, whether in writing or otherwise, to do any of the foregoing.

5.3.   Employee Matters.

(a) Seller and Buyer shall use commercially reasonable efforts to give any and all assistance as necessary to facilitate the Affected Employees moving to the relevant Buyer employing entity as part of the Acquisition and to minimize any business or financial impact on Buyer.

(b) Seller shall and shall cause its Affiliates to discharge any and all notification and/or consultation obligations to the Affected Employees in connection with the Acquisition in accordance with applicable Law and shall have notified Buyer in writing of having completed this at least 24 hours prior to the Closing Date.

(c) Except as may be limited or modified by the Side Letter: (i) Seller shall, for a period of six (6) years from and after the Closing Date, be responsible for covenants to pay or otherwise discharge and shall indemnify and hold harmless Buyer against any Liabilities or claims (including reasonable attorney’s fees) relating to or under the Seller Group Benefit Plans, except to the extent that those Liabilities have been expressly assumed by the Buyer or its Subsidiaries under the terms of this Agreement including, without limitation, the Side Letter, Section 6.3 of this Agreement and the Deed of Transfer at Schedule 5.3(d) (including without limitation as a result of the operation of the Transfer of Undertakings (Protection of Employment) Regulations 2006 as modified by the Deed of Transfer and article L. 122-12 of the French Labor Code); (ii) without limiting the generality of the foregoing, Seller shall retain and Buyer shall not assume any options, warrants, stock appreciation, phantom stock, or other similar rights or equity-based awards with respect to any security of Seller, the Acquired Company, a Subsidiary of the Acquired Company or any Affiliate thereof, and all such awards shall remain the sole responsibility of Seller or any Affiliate thereof (other than the Acquired Company and any Subsidiary of the Acquired Company); and (iii) Seller shall be responsible for, covenants to pay or otherwise discharge, and shall indemnify and hold harmless, Buyer against any Liabilities or claims by Affected Employees that they are entitled to severance or similar payments under any applicable Law or Seller Group Benefit Plan as a result of the Acquisition or where the Acquisition is a triggering event thereunder, including, without limitation, any Liabilities to Sanjay Rao and Gary Justiniano pursuant to the employee bonus agreements set forth in Section 3.16(i) of the Seller Disclosure Schedule except to the extent that those Liabilities have been expressly assumed by the Buyer or its Subsidiaries under the terms of the Deed of Transfer at Schedule 5.3(d) and 6.3(c)(ii) (including without limitation as a result of the operation of the Transfer of Undertakings (Protection of Employment) Regulations 2006 as modified by the Deed of Transfer and article L. 122-12 of the French Labor Code).  All of the foregoing Liabilities, referred to herein as the “Seller Group Benefit Plan Liabilities.”  Notwithstanding the foregoing, the indemnity contained in the first sentence of this Section 5.3(c) shall be void with respect to any Seller Group Benefit Plan Liabilities to the extent that any such Seller Group Benefit Plan Liabilities that would otherwise arise as a result of the operation of the first sentence of this Section 5.3(c) are caused by the failure of Buyer or its Subsidiaries to perform any of its obligations under this

Agreement, including without limitation, the Side Letter, Section 6.3 of this Agreement and the Deed of Transfer at Schedule 5.3(d).

(d) United Kingdom International Employees.  Concurrently with the execution and delivery of this Agreement, Seller shall and shall procure that Nokia UK Limited and Identity Systems (UK) Limited shall, enter into the Deed of Transfer at Schedule 5.3(d) of this Agreement to effect the transfer under the Transfer of Undertakings (Protection of Employment) Regulations 2006 of the Affected Employees identified therein from Nokia UK Limited to Informatica Software Limited on the Closing Date.  To avoid doubt and notwithstanding any other provision of this Agreement, such Deed of Transfer shall be governed by the law of England and Wales and each of the parties therein submits to the exclusive jurisdiction of the Courts in England and Wales in relation to the matters contemplated by such Deed of Transfer.

(e) International Employees Payments and Other Entitlements. Seller shall on the Closing Date or within 48 hours after the Closing Date discharge and cause its Affiliates (as relevant) to discharge any and all payment or other obligations, arising under any Seller Group Benefit Plans or applicable Laws, to International Employees who accept offers of employment from Buyer or one of its Subsidiaries, or otherwise transfer to Buyer or one of its Subsidiaries, as part of the Acquisition. For the avoidance of doubt, Seller indemnifies Buyer against any liabilities or claims (including reasonable attorney’s fees) in connection with such obligations.

            (f) Seller covenants that it will cause its Affiliate in France to enter, into an agreement between Buyer’s Subsidiary in France, Seller’s Affiliate in France, and the France International Employee, in order to give effect to the transfer of the France International Employee to the Buyer’s Subsidiary in France.  To avoid doubt and notwithstanding any other provision of this Agreement, any dispute arising under this Section 5.3(f) of the Agreement shall be governed by the Law of France and each of the parties therein submits to the exclusive jurisdiction of the Courts in France in relation to the matters contemplated by this Section 5.3(f).

5.4.   Access to Information.  Seller shall cause the Acquired Company and the Subsidiaries of the Acquired Company to afford to Buyer and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours prior to the Closing, to the personnel, properties, books, Contracts and Books and Records of the Acquired Company and the Subsidiaries of the Acquired Company; provided that such access does not unreasonably disrupt the normal operations of the Acquired Company and its Subsidiaries; provided, further, that Buyer shall not have access to individual performance or evaluation records, medical histories or other information, the disclosure of which could reasonably be expected to subject Seller, the Acquired Company or any Subsidiary of the Acquired Company to risk of material Liability, and Buyer shall not be entitled to conduct any invasive sampling or testing with respect to the properties of any Person.  No information or knowledge obtained in any investigation pursuant to this Section 5.4 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition in accordance with the terms and provisions hereof.

5.5.   Resignations.  On the Closing Date, Seller shall cause to be delivered to Buyer duly signed resignations, effective immediately upon the Closing, of all directors of their position as a director (and, if requested by Buyer in writing at least five (5) Business Days prior to Closing, of officers of their position as an officer) of the Acquired Company and each Subsidiary of the Acquired Company, together with a signed release by such officer and/or director in form and substance reasonably satisfactory to Buyer (such resignations and releases, the “Director/Officer Resignations and Releases”); provided that no such resignation by any individual shall be a resignation from employment with the Acquired Company or a Subsidiary of the Acquired Company if such individual is so employed.

5.6.   Notification.  Seller shall give prompt notice to Buyer of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of Seller contained in this Agreement to be materially untrue or inaccurate at or prior to the Closing and (b) any failure of Seller to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.  No disclosure by Seller pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Seller Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.7.   Confidentiality.  Seller acknowledges that the information being provided to it in connection with the consummation of the Acquisition is subject to the terms of a mutual non-disclosure agreement between Buyer and Seller dated February 27, 2008 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference, and which will continue in full force and effect in accordance with its terms.

5.8.   Non-Solicitation.

(a) Until the earlier of (i) the Closing Date, or (ii) the date of termination of this Agreement pursuant to the provisions of Article IX hereof, Seller, shall not, and shall not permit the Acquired Company or any Subsidiary of the Acquired Company (nor shall Seller permit any of its or their Representatives or Affiliates) to, directly or indirectly, take any of the following actions with any party other than Buyer and its designees: (i) solicit, initiate, participate in any negotiations or discussions with respect to any offer or proposal to acquire all or any portion of the business, properties or technologies of the Acquired Company or any Subsidiary of the Acquired Company, or any amount of the Capital Stock of the Acquired Company or any Subsidiary of the Acquired Company (in each case, whether or not outstanding), whether by merger, purchase of assets (other than the sale of assets in the ordinary course of business consistent with past practices), purchase or issuance of shares or rights to acquire shares, tender offer, or otherwise (a “Competing Transaction”), or effect any such transaction, (ii) disclose any material information not customarily disclosed to any Person concerning the business, technologies or properties of the Acquired Company or any Subsidiary of the Acquired Company, or afford to any Person access to the Acquired Company’s properties, technologies, books or records, other than in the ordinary course of business consistent with past practice or otherwise required by Law (but not in connection with a Competing Transaction), or (iii) enter into any agreement with any Person providing for a Competing Transaction.  In the event that Seller, Acquired Company or any Subsidiary of the Acquired Company, or Seller becomes aware that any of Seller’s Affiliates has received, prior to the earlier of the Closing Date or the termination of this Agreement in accordance with Article IX hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii) or (iv) above, or any request for disclosure or access as referenced in clause (ii) above, Seller shall, and shall cause Acquired Company or any Subsidiary of the Acquired Company to, immediately (x) suspend (and shall cause any of its Affiliates to suspend) any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Buyer thereof, including information as to the identity of the offeror or the party making any such offer or proposal, to the extent Seller is not restricted or prevented from such disclosure by the terms of such offer, proposal or request (or pursuant to a non-disclosure or similar contractual obligation).

(b) The parties hereto agree that irreparable harm would occur in the event that the provisions of this Section 5.8 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that Buyer shall be entitled to seek an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.8 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Representative or Affiliate of Seller or the Acquired Company or its Subsidiaries shall be deemed to be a breach of this Agreement by Seller.

5.9.   Non-Compete; Non-Solicit.

(a) In consideration of Buyer’s agreement to enter into this Agreement, and as a condition thereto, Seller hereby covenants and agrees that during the period from the Closing Date to and including the date that is 18-months from the Closing Date (the “Non-Compete Period”), Seller shall not (nor shall Seller permit any of its Affiliates to), directly or indirectly, in any manner engage in the data integration, identity resolution, data quality and master data management business (a “Competitive Business”) or in any activity that directly competes with a Competitive Business, or manage, control or participate in any entity or business that is engaged in a Competitive Business, in each case, anywhere in the world; provided, however, that nothing in this Agreement shall prevent or restrict Seller from any of the following: (i) owning as a passive investment of less than three percent (3%) of the outstanding Capital Stock of a Person (whether public or private) that is engaged in the Acquired Company Business; (ii) owning a passive equity interest in a private debt or equity investment fund in which Seller has no involvement with such entity or its business activity other than exercising voting and investment rights of an equity holder; or (iii) Seller (or its Affiliates) acquiring a company or the assets thereof whose primary business is not directly competitive with a Competitive Business, but has a business unit, subsidiary or division which is so competitive (it being understood that in such circumstances, Seller or its Affiliate shall have entered into an agreement to divest such Competitive Business unit, subsidiary or division no later than six months following the consummation of such transaction) or (iv) providing consumers with products or services with identity matching or identity resolution components related to such products or services (excluding, for the avoidance of doubt, stand-alone identity matching or identity resolution products or services).

(b) Seller hereby covenants and agrees that during the period from the Closing Date to and including the first (1st) anniversary of the Closing Date (the “Non-Solicit Period”), Seller shall not (nor shall Seller permit any of its Affiliates to) directly or indirectly through another Person (i) solicit any employee of Buyer, the Acquired Company or any of their Affiliates to leave the employ of such Person, or intentionally interfere with the relationship between any such Person and any employee thereof, or (ii) induce or attempt to induce any customer, supplier, licensee, licensor, agent, reseller or other business relation (other than any employee) of Buyer, the Acquired Company or any of their Affiliates to cease or refrain from doing business with such Person, or in any way tortiously interfere with the relationship (or prospective relationship) between any such customer, supplier, licensee, licensor, agent, reseller or other business relation (other than any employee) and any such Person; provided that the foregoing clause (i) shall not prohibit any general solicitation through non-targeted advertisements conducted by Seller or its Affiliates.

(c) Buyer and Seller acknowledge and agree that the covenants set forth in this Section 5.9 are reasonable with respect to period, geographical area and scope.  Notwithstanding anything in this Section 5.9 to the contrary, if at any time, in any Action, any of the restrictions stated in this Section 5.9 are found by a final order of a court of competent jurisdiction to be unreasonable or otherwise unenforceable under circumstances then existing, Seller agrees that the period, scope or geographical area, as the case may be, shall be reduced to the minimum extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under applicable Law, giving effect to the agreement and intent of the parties that the restrictions contained herein shall be effective to the fullest extent permissible.  In addition, Seller acknowledges and agrees that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Section 5.9 and that, in such event, Buyer and/or its respective successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive and/or other relief from any court having jurisdiction in order to enforce or prevent any violations of the provisions of this Section 5.9 (including the extension of the Non-Compete Period and/or the Non-Solicitation Period by a period equal to the length of any such violation as finally determined by any court proceedings with respect thereto between Buyer and Seller).  Any injunction shall be available without the posting of any bond or other security.  In the event of a breach or violation by Seller or any of its Affiliates of any of the provisions of this Section 5.9, the Non-Compete and Non-Solicitation Period will be tolled for Seller until such breach or violation ceases; provided that if Seller or any of its Affiliates are found to have not violated the provisions of this Section 5.9, then the Non-Compete Period and/or the Non-Solicitation Period will not be deemed to have been tolled.  Seller agrees that the restrictions contained in this Section 5.9 are reasonable in all respects and are necessary to protect the goodwill of the businesses of the Acquired Company or its Affiliates.

5.10.  License.

(a) Subject to the payment of the Purchase Price and the terms and conditions of this Agreement, each of Seller, Guarantor and their Affiliates (“Licensors”) hereby grant to Buyer a personal, nontransferable (except in connection with the sale by Buyer of the Acquired Company), perpetual, irrevocable, non-exclusive, non-sublicenseable (except as set forth in Section 5.10(b) below), worldwide, and royalty-free license under the Licensed Claims (as such is defined below in this Section 5.10) to make, have made, use, sell, offer to sell, import, distribute, and support Acquired Company Products, provided however that these licenses under the Licensed Claims do not extend to any modifications to any Acquired Company Product as such is provided by Seller to Buyer at Closing. For avoidance of doubt, the licenses under the Licensed Claims do not extend only to the extent of the specific modification, but unmodified portions of the Acquired Company Products nonetheless remain licensed under the Licensed Claims.

(b) With respect to Acquired Company Products that are software, the foregoing license allows the sublicensing of the right to use, reproduce and distribute such Acquired Company Products to end users or to authorized agents of the Buyer or an Affiliate of Buyer such as a distributor, replicator, VAR or OEM, solely as necessary to exercise the rights to use, reproduce and distribute such Acquired Company Product granted by Buyer or Buyer Affiliate. Nothing in this Section 5.10 shall be used or relied on as being an implied Patent license.

(c) If Guarantor, Seller or any of their Affiliates (each a “Sued Party”) is threatened with a suit, or sued, for patent infringement by Acquired Company, Buyer or any of their Affiliates (each a “Suing Party”), then the Sued Party may terminate or withhold the grant of patent licenses to its Licensed Patents under this Section 5.10 to the Suing Party and its Affiliates.  Any such termination or withholding shall be applicable only against the Suing Party and its Affiliates.

(d) For the purposes of this Section 5.10, “Licensed Claims” means claims of a Patent: (a) that any Licensor now or hereafter owns, controls or otherwise has the right to license, without an obligation to make any additional payment of any royalty or other amounts to any unaffiliated third party as a result of the license granted above; (b) that would be infringed by an Acquired Company Product, as such is provided by Seller to Buyer at Closing, absent the license granted under this Section 5.10; and (c) have a priority date on or before Closing. Notwithstanding the foregoing, “Licensed Claims” do not include any claims: (1) other than those set forth above, even if contained in the same patent or patent application as a Licensed Claim; (2) covering any enabling technologies that may be necessary to make or use any product (or a portion thereof) or combination that implements an Acquired Company Product, (such as hardware, software, semiconductor manufacturing, compiler, object-oriented, operating system, protocol, programming interface or networking technologies); (3) covering the implementation of any specification, technical documentation or technology relating to wireless network technology that is merely referenced in any one of the Acquired Company Products; or (4) to the extent such Licensed Claim covers any product (or portion thereof) or combination, that is not an Acquired Company Product as such is provided by Seller to Buyer at Closing.

5.11.  Third Party Consents.  Seller shall use its best efforts to have obtained all the Third Party Consents set forth on Section 3.5(a) of the Seller Disclosure Schedule, which on the Closing Date such consents shall be in full force and effect and shall not have been revoked.

ARTICLE VI.

COVENANTS OF BUYER

6.1.  Confidentiality.  Buyer acknowledges that the information being provided to it in connection with the consummation of the Acquisition is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference, and which will continue in full force and effect in accordance with its terms.

6.2.  No Use of Certain Names.  Buyer shall cause the Acquired Company and each Subsidiary of the Acquired Company, promptly, and in any event (a) within sixty (60) days after the Closing Date, to revise print advertising and product labeling to delete all references to the Names (as defined below) and (b) within sixty (60) days after the Closing Date, to change signage and stationery and otherwise discontinue use of the Names; provided that for a period of sixty (60) days after the Closing Date, the Acquired Company and its Subsidiaries may continue to distribute product literature that uses any Names and distribute products with labeling that uses any Names to the extent that such product literature and labeling exists on the Closing Date and Buyer has marked, or has caused the Acquired Company and its Subsidiaries of the Acquired Company to mark, such product literature and such labeling to obliterate the Names, or, has otherwise provided notice, or has caused the Acquired Company and its Subsidiaries to otherwise provide notice, that the Acquired Company and its Subsidiaries have been sold to Buyer and are independent of Seller.  In no event shall Buyer, the Acquired Company or their respective Subsidiaries use any Names after the Closing in any manner or for any purpose different from the use of such Names by the Acquired Company and its Subsidiaries, as the case may be, prior to the Closing Date.  With respect to product inventory manufactured by the Acquired Company or its Subsidiaries prior to the Closing, the Acquired Company or its Subsidiaries may continue to sell such inventory, notwithstanding that it bears one or more of the Names, for a reasonable time after the Closing Date (not to exceed six (6) months).  As promptly as practicable but in no event later than sixty (60) days after the Closing Date, Buyer shall cause the Acquired Company and each Subsidiary of the Acquired Company to file applications to amend or terminate any certificate of assumed name or d/b/a or foreign filings so as to eliminate the right of the Acquired Company and its Subsidiaries to use the Names.  Immediately prior to the Closing, Seller shall cause the names of the Acquired Company and each of its Subsidiaries (in each case, to the extent they make use of the Names) to be changed to names (that do not include the Names) selected by Buyer.  “Names” means “Nokia” and “Intellisync” or any name, logo or trademark that includes “Nokia” or “Intellisync”, any variations and derivatives thereof and any other logos or trademarks of Seller or its Affiliates.

6.3.   Employee Matters.

(a) Affected Employees.

(i) As of the Closing Date, (A) the Acquired Company and the Subsidiaries of the Acquired Company shall cease to be participating employers under the Seller Benefit Plans and (B) the Affected Employees (as defined below) shall cease to be active participants under the Seller Group Benefit Plans.  For purposes of this Agreement, “Affected Employee” means each individual who is employed by the Acquired Company, a Subsidiary of the Acquired Company or an Affiliate thereof on the Closing Date who is set forth in Section 6.3(a)(i) of the Seller Disclosure Schedule, including any such individuals on an approved leave of absence (including maternity and paternity leave, vacation, long service leave, carers’ leave, privilege leave, study leave, sick leave, short-term or long-term disability, workers’ compensation, military leave, jury duty and death leave).

(ii) On and after the Closing Date, Buyer shall give the Affected Employees full credit for purposes of eligibility to participate, vesting and benefit accrual under the benefit plans, programs or policies (other than equity compensation plans or arrangements) maintained by Buyer and its Subsidiaries, for the Affected Employees’ service with Seller and its Subsidiaries and Affiliates to the same extent recognized by Seller and its Subsidiaries and Affiliates under the corresponding Seller Group Benefit Plans immediately prior to the Closing Date; provided that Buyer and its Subsidiaries shall not be obligated to provide credit for such service for benefit accrual purposes under any defined benefit pension plan or premium subsidy under any retiree medical plan of Buyer and its Subsidiaries; and provided, further, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

(iii) Notwithstanding anything to the contrary in this Agreement, Buyer agrees to provide each Affected Employee whose employment is terminated by Buyer or its Subsidiaries during the one-year period immediately following the Closing Date with severance pay and benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of Buyer under the Buyer Plans to the extent that such plans exist in each relevant jurisdiction.

(b) Employee Matters for Affected Employees Employed within the United States.  For purposes of this Section 6.3(b), references to “Affected Employees” shall include only those Affected Employees employed within the United States.

(i) Effective as of the Closing Date, Buyer shall assume all liabilities and obligations of the Acquired Company and its Subsidiaries, to the extent relating to Affected Employees and their eligible dependents, to provide continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and applicable state Law; provided that Seller and its Subsidiaries shall remain obligated to provide any applicable COBRA notices in respect of events occurring on or prior to the Closing Date, and any required certificates of creditable coverage in accordance with the Health Insurance Portability and Accountability Act of 1996 under Seller Group Benefit Plans.

(ii) Except as otherwise specifically provided in this Section 6.3, for the one-year period immediately following the Closing Date, Buyer shall, or shall cause its Subsidiaries to, provide each Affected Employee with salary opportunities that are no less favorable to such Affected Employee than those in effect immediately prior to the Closing Date. From and after the Closing Date, each Affected Employee shall be permitted to participate in the employee welfare benefit plans, programs or policies (including without limitation any vacation, sick, per personal time off plans or programs) of Buyer (the “Buyer Plans”) and any plan of Buyer intended to qualify within the meaning of Section 401(a) of the Code on terms substantially no less favorable than those provided to similarly situated employees of Buyer (a “Buyer 401(k) Plan”).

(iii) Buyer shall be responsible for any WARN Act losses incurred by Buyer arising as a result of actions taken by Buyer after the Closing Date.  Seller shall otherwise retain full responsibility for any WARN Act losses incurred by Seller arising on or prior to the Closing Date.  Upon request from Buyer, Seller shall provide Buyer with information regarding any layoffs, terminations or other similar workforce reduction matters effectuated by Seller (with respect to the Acquired Company or any of its Subsidiaries) within the 90-day period prior to Closing, as Buyer reasonably requests for the purpose of assessing potential liability under the Worker Adjustment and Retraining Notification Act of 1988.

(iv) Effective as of the Closing Date, each Affected Employee who is eligible to participate in a Seller 401(k) Plan shall cease to participate in such Seller 401(k) Plan, and shall be fully vested, to the extent not already vested, in his or her account, if any, under such Seller 401(k) Plan.  As of the Closing Date or as soon as administratively practicable thereafter, Seller shall contribute to each applicable Seller 401(k) Plan for the benefit of the Affected Employees (i) all contributions due with respect to the last plan year ending prior to the Closing Date, and (ii) all employer and employee contributions with respect to the plan year including the Closing Date and relating to compensation earned by the Affected Employees as of the Closing Date.  As soon as administratively practicable following the Closing Date, Seller shall make distributions from each applicable Seller 401(k) Plan to the Affected Employees, as permitted under Section 401(k)(10) of the Code and as elected by the Affected Employees.  Without limiting the generality of the foregoing, each Affected Employee may elect to effect, and Buyer agrees to cause a Buyer 401(k) Plan to accept, a “direct rollover” to such Buyer 401(k) Plan of such Affected Employee’s account balances in the Seller 401(k) Plan.

(v) Buyer shall use commercially reasonable efforts to (A) waive or cause the applicable plans or insurance carriers to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans of Buyer and its Subsidiaries (“Buyer Welfare Plans”) in which the Affected Employees and their dependents may be eligible to participate after the Closing Date to the extent waived under the applicable corresponding Seller Group Benefit Plan immediately prior to the Closing Date and (B) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in the calendar year in which the Closing Date occurs (or, if later, in the calendar year in which Affected Employees and their dependents commence participation in the applicable Buyer Welfare Plan) for purposes of satisfying any applicable deductible or out-of-pocket requirements under any Buyer Welfare Plans in which the Affected Employees are eligible to participate after the Closing Date; provided, however, that no credit will be given for co-payments and deductibles (or similar payments) made during a plan year of a corresponding Seller Group Benefit Plan completed prior to the date the Affected Employees are transitioned to the Buyer Welfare Plans.

(c) Employee Matters for Affected Employees Employed Outside the United States.  Subject to local Law, on and after the Closing Date, International Employees will have terms and conditions of employment that are substantially no less favorable than those provided to similarly situated employees of Buyer.  Notwithstanding the foregoing, subject to local Law, for the one-year period immediately following the Closing Date, Buyer shall, or shall cause its Subsidiaries to, provide each such International Employee with salary opportunities that are no less favorable to such International Employee than those in effect immediately prior to the Closing Date.

(i) Australia International Employees.  As to International Employees of the Acquired Company Business that are employed by a Group Company in Australia (Australia International Employees), the Buyer covenants that it will cause its Subsidiary in Australia:

(1) to offer employment to the Australia International Employees on terms and conditions of employment that are substantially no less favorable than their respective terms and conditions of employment with the Group Company immediately prior to the Closing Date;

(2) use all reasonable efforts to encourage the Australia International Employees to whom the offers of employment are made to accept the offers;

(3) to ensure that such offers of employment include recognition of the period of service of each Australia International Employee with the Group Company as service with the Subsidiary in Australia for the purpose of all service related entitlements; and

(4) to recognize all leave entitlements (being annual leave, long service leave and personal/carer’s leave) which each Australia International Employee has accrued with the Group Company as of the Closing Date.

(ii) United Kingdom International Employees.  Concurrently with the execution and delivery of this Agreement, Buyer shall and shall procure that Informatica Software Limited shall, enter into the Deed of Transfer at Schedule 5.3(d) of this Agreement to effect the transfer under the Transfer of Undertakings (Protection of Employment) Regulations 2006 of the Affected Employees identified therein from Nokia UK Limited to Informatica Software Limited on the Closing Date.  To avoid doubt and notwithstanding any other provision of this Agreement, such Deed of Transfer shall be governed by the law of England and Wales and each of the parties therein submits to the exclusive jurisdiction of the Courts in England and Wales in relation to the matters contemplated by such Deed of Transfer.

(iii) France International Employee.  As to the International Employee of the Acquired Company Business that is employed by a Group Company in France (France International Employee),

(1)           the Buyer covenants that it will cause its Subsidiary in France to offer employment to the France International Employee on terms and conditions of employment that are substantially no less favorable than the France International Employee’s terms and conditions of employment with the Group Company immediately prior to the Closing Date.

(2)           Buyer covenants that it will cause its Subsidiary in France to enter, into an agreement between Buyer’s Subsidiary in France, Seller’s Affiliate in France, and the France International Employee, in order to give effect to the transfer of the France International Employee to the Buyer’s Subsidiary in France.  To avoid doubt and notwithstanding any other provision of this Agreement, any dispute arising under this Section 6.3(c)(iii) of the Agreement shall be governed by the Law of France and each of the parties therein submits to the exclusive jurisdiction of the Courts in France in relation to the matters contemplated by this Section 6.3(c)(iii).

(iv) Singapore International Employee.  As to International Employee of the Acquired Company Business that is employed by a Group Company in Singapore (Singapore International Employee), the Buyer covenants that it will cause its Subsidiary in Singapore:

(1) to offer employment to the Singapore International Employee on terms and conditions of employment that are substantially no less favorable than the Singapore International Employee’s terms and conditions of employment with the Group Company immediately prior to the Closing Date, other than with respect to the Singapore International Employee’s benefits package; and

(2) use all reasonable efforts to encourage the Singapore International Employee to whom the offer of employment is made to accept the offer.

(v) India International Employees.  As to International Employees of the Acquired Company Business that are employed by a Group Company in India (India International Employees):

(1) the Buyer covenants that it will cause its Subsidiary in India

(A) to offer employment to the India International Employees on terms and conditions of employment that are substantially no less favorable than their respective terms and conditions of employment with the Group Company immediately prior to the Closing Date;

(B) use all reasonable efforts to encourage the India International Employees to whom offers of employment are made to accept the offers; and

(C) to recognize the India International Employee’s service with the Group Company for the purpose of calculating their service related entitlements with the Buyer’s India Subsidiary.

(d) Administration.  Following the date of this Agreement, Buyer and Seller shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 6.3, including, to the extent permitted by applicable Law, exchanging information and data relating to workers compensation, employee benefits and employee benefit plan coverages, and in obtaining any governmental approvals required hereunder.

(e) No Third Party Beneficiary Rights. Without limiting the generality of Section 11.8, or any specific applicability thereof, with respect to the legal enforceability of the foregoing, this Section 6.3 is intended to be for the sole benefit of the parties to this Agreement, and this Section 6.3 is not intended to confer upon any other person any rights or remedies hereunder.

6.4.   Support Services.  Except as set forth herein, Buyer agrees that as of the Closing Date, Seller shall have no obligation to provide any support or other services to the Acquired Company or any Subsidiary of the Acquired Company (including any of the services for which allocations were previously paid by the Acquired Company or any Subsidiary of the Acquired Company).

6.5.   Charter Protections.  All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Acquired Company and its Subsidiaries as provided in the Organizational Documents of Acquired Company and its Subsidiaries or in any indemnification agreements shall survive the Closing and shall continue in full force and effect in accordance with their terms.

ARTICLE VII.

COVENANTS OF BUYER AND SELLER

7.1.   Public Announcements.  Neither Buyer nor Seller shall, nor shall any of their respective Affiliates and advisors, without the approval of the other party, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the Acquisition.

7.2.   Tax Matters.

(a) Preparation and Filing of Tax Returns; Liability for Taxes.

(i) Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Acquired Company and the Subsidiaries of the Acquired Company for all Tax periods which begin before the Closing Date and end on or prior to the Closing Date and shall pay all Taxes shown as due on such Tax Returns.  Seller shall indemnify and hold Buyer harmless against (i) all Taxes of the Acquired Company and its Subsidiaries for all Pre-Closing Periods (as defined below); and (ii) all Taxes for all taxable years or periods of Seller or any member of any affiliated, combined, consolidated or similar group of which the Acquired Company or its Subsidiaries are or have been a member prior to the Closing Date.  With respect to any Period commencing before the Closing Date and ending after the Closing Date (a “Straddle Period”), the portion of any Tax that is attributable to the Pre-Closing Period shall be (i) in the case of a Tax that is not based on net income, gross income, premiums or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period, and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of a Tax that is based on any of net income, gross income, premiums or gross receipts, the Tax that would be due with respect to the Pre-Closing Period if such Pre-Closing Period were a separate taxable period, except that exemptions, allowances, deductions or credits that are calculated on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on a per diem basis.  For purposes hereof, all Taxes arising from the Reorganization and the Acquisition of the Acquired Company and its Subsidiaries, including Taxes resulting from the Section 338(h)(10) Election and Section 338(g) Election, shall be deemed to be Taxes attributable to the Pre-Closing Period and shall be the responsibility of Seller.

(ii) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Acquired Company and the Subsidiaries of the Acquired Company for Tax periods which begin before the Closing Date and end after the Closing Date.  All such Tax Returns shall be prepared in accordance with applicable Law and in a manner consistent with all prior Tax Returns of the Acquired Company and the Subsidiaries of the Acquired Company.  Buyer shall pay all Taxes shown as due on such Tax Returns (and shall be reimbursed by Seller for any Taxes attributable to a Pre-Closing Period) and shall indemnify and hold Seller harmless against any Taxes payable in respect of a Post-Closing Period.

(b) Cooperation in Filing Tax Returns.  Buyer and Seller shall, and shall each cause its Subsidiaries and Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes.

(c) Payment of Transfer Taxes and Fees.  Buyer shall pay all Transfer Taxes imposed upon the Acquisition, and shall indemnify, defend, and hold harmless Seller and Seller’s Affiliates with respect to such Transfer Taxes.  Buyer shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(d) Termination of Tax Sharing Agreements.  Seller shall terminate any and all Tax allocation or sharing agreements binding the Acquired Company or any Subsidiary of the Acquired Company as of the date before the Closing Date (other than, at the direction of Buyer, any such agreements that are solely by and among the Acquired Company and any of its Subsidiaries).

(e) Carrybacks.  Seller shall not be required to file amended returns for any Pre-Closing Period to permit a carryback of any tax items relating to the Acquired Company or any Subsidiary of the Acquired Company.  “Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period.  “Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date.  If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

(f) Section 338(h)(10) Election and Section 338(g) Election.  (i) With respect to the Acquisition, Seller shall, at the request of Buyer, join with Buyer in making a timely election under Section 338(h)(10) of the Code and any corresponding elections under state and local Tax Laws (collectively, the “Section 338(h)(10) Election”) for the Acquired Company, (ii) Buyer intends to make a Section 338(g) Election for the Subsidiaries of the Acquired Company (the “Section 338(g) Election”), (iii) Buyer and Seller shall, as promptly as practicable following the Closing Date, cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Section 338(h)(10) Election and Section 338(g) Election in accordance with Section 338(h)(10) and (g) of the Code or any successor provisions (and all corresponding state and local Tax Laws) and (iv) Buyer and Seller shall report the Acquisition pursuant to this Agreement consistent with the Section 338(h)(10) Election and Section 338(g) Election.

(g) Allocation Schedule.  In connection with the Section 338(h)(10) Election and the Section 338(g) Election, within ninety (90) days after Closing, Buyer shall provide to Seller a schedule which sets forth the proposed allocation (the “Allocation Schedule”) of the Purchase Price paid in connection with the Acquisition and any assumed liabilities of the Acquired Company among the assets of the Acquired Company.  Such allocation shall be made in accordance with Section 338(h)(10) and (g) of the Code and any applicable Treasury Regulations.

(h) Survival.  For the avoidance of doubt, the covenants set forth in this Section 7.2 shall survive until the expiration of the relevant statute of limitations in respect of the applicable Taxes.

7.3.   Further Assurances.  Each of Buyer and Seller shall execute such documents and other instruments and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and consummate the Acquisition and the other transactions contemplated hereby.

7.4.   Purchase of Non-U.S. Subsidiaries of Acquired Company.  At the request of Buyer, Seller shall cause the Acquired Company and/or IAPL to sell and transfer the Subsidiary Shares to one or more Affiliates of Buyer, as designated in writing by Buyer.  In that event, the amount of the Purchase Price allocable to such Subsidiary Shares shall be the fair market value of such Subsidiary Shares, as reasonably determined by Buyer after providing Seller with a reasonable opportunity to review and consent to such fair market value (not to be unreasonably withheld or delayed).

7.5           International Transfers. Buyer and Seller shall use commercially reasonable efforts to assist and cooperate with Seller’s Affiliates in complying with all of their obligations as are placed upon them concerning the consultation with Works Councils or in respect of other information and consultation requirements in France and in the United Kingdom as may be required in relation to the Acquisition.

ARTICLE VIII.

CONDITIONS TO CLOSING

8.1.   Conditions to Obligations of Buyer and Seller.

  The obligations of Buyer and Seller to consummate the Acquisition are subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

(b) Each of the Key Employees shall have executed and delivered an Employment Agreement, which shall continue to be in full force and effect and shall not have been repudiated in any respect, and no Key Employee shall have formally notified  Buyer, Seller, the Acquired Company or any of its Subsidiaries of such employee’s intention of leaving the employ of Buyer or its Affiliates following the Closing Date.

(c) No more than 50% of the International Employees (other than any Key Employees whose Employment Agreements remain in full force and effect and have not been repudiated at Closing and who have not formally notified Buyer, Seller, the Acquired Company or any of its Subsidiaries of such employee’s intention of leaving the employ of Buyer or its Affiliates following the Closing Date), shall have exercised their right to refuse to transfer to Buyer or an Affiliate of Buyer; provided, however, that this condition shall not apply in respect of any International Employee where the principal cause of failure of such employee to transfer to Buyer or an Affiliate of Buyer is due to the failure by Buyer or an Affiliate of Buyer to comply with its obligations under this Agreement.

8.2.   Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Acquisition is subject to the satisfaction (or waiver by Buyer in its sole discretion) of each of the following further conditions:

(a) Each of the representations and warranties of Seller set forth in this Agreement that is qualified by materiality or “Acquired Company Material Adverse Effect” shall be true and correct at and as of the date hereof and as of Closing Date as if made at and as of the Closing Date, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as if made at and as of the Closing Date except, in each case, to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date; and Buyer shall have received a certificate signed on behalf of Seller by the President of Seller to such effect.

(b) Seller shall have performed or complied in all material respects with all obligations and covenants (other than the covenant contained in Section 5.1(b)) required by this Agreement to be performed or complied with at or prior to the Closing Date; and Buyer shall have received a certificate signed on behalf of Seller by the President of Seller to such effect.

(c) There shall not have occurred an Acquired Company Material Adverse Effect since the date of this Agreement.

(d) Seller shall have received the executed Director/Officer Resignations and Releases, which resignations and releases in each case shall be in full force and effect and shall not have been revoked.

(e) The Side Letter shall continue to be in full force and effect and shall not have been repudiated in any respect by Seller or Guarantor.

(f) The Transition Services Agreement shall continue to be in full force and effect and shall not have been repudiated in any respect by Seller.

(g) Seller and its Subsidiaries and Affiliates shall have satisfied all necessary Works Councils and employee consultation requirements prior to the Closing.

8.3.   Conditions to Obligation of Seller.  The obligation of Seller to consummate the Acquisition is subject to the satisfaction (or waiver by Seller in its sole discretion) of each of the following further conditions:

(a) Each of the representations and warranties of Buyer set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the date hereof and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, except, in each case, to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date; and Seller shall have received a certificate signed on behalf of Buyer by the Chief Financial Officer or General Counsel of Buyer to such effect.

(b) Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date; and Seller shall have received a certificate signed on behalf of Buyer by the Chief Financial Officer or General Counsel of Buyer to such effect.

(c) The Transition Services Agreement shall continue to be in full force and effect and shall not have been repudiated in any respect by Buyer.

ARTICLE IX.

TERMINATION

9.1.   Termination.

(a) This Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

(i) by mutual written consent of Buyer and Seller;

(ii) by Buyer or Seller if the Closing does not occur on or before May 26, 2008; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(iii) by Buyer if (A) there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement or the Seller Disclosure Schedule or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within thirty (30) days after written notice of such breach is given to Seller by Buyer;

(iv) by Seller if (A) there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 8.3(a) or 8.3(b) would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within thirty (30) days after written notice of such breach is given to Buyer by Seller; or

(v) by Seller or Buyer if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which Order or other action is final and non-appealable.

(b) The party desiring to terminate this Agreement pursuant to clause (ii), (iii), (iv) or (v) shall give written notice of such termination to the other party hereto.  If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.2.

9.2.   Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer or Seller or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 9.3; provided that the provisions of Sections 6.1 (Confidentiality), 7.13 (Public Announcements), and 9.3 (Remedies), Article XI and, to the extent applicable, Article XII of this Agreement shall remain in full force and effect and survive any termination of this Agreement; provided, further, that each Person who is a party hereto shall remain liable for any breaches of this Agreement prior to its termination.

9.3.   Remedies.

  Any party terminating this Agreement pursuant to Section 9.1 shall have the right to recover damages sustained by such party if the basis for termination is a result of the other party’s knowing or willful breach of its representations, warranties, covenants or other obligations hereunder; provided that the party seeking relief is not in breach of its obligations hereunder under circumstances which would have permitted the other party to terminate the Agreement under Section 9.1.

ARTICLE X.

INDEMNIFICATION

10.1.   Survival.

(a) All representations and warranties contained in this Agreement or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement shall survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided that notwithstanding the foregoing the representations and warranties of Seller set forth in (i) Section 3.1 and Section 4.1 (Organization and Good Standing), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries of the Acquired Company), Section 3.4 and Section 4.2 (Authority and Enforceability), Section 3.12 (Intellectual Property), Section 3.23 (Reorganization; Sufficiency of Assets) and Section 3.20 (Brokers and Finders) shall survive the Closing until the second (2nd) anniversary of the Closing Date, and (ii) Section 3.8 hereof (Taxes) shall survive the Closing until the expiration of the relevant statute of limitations in respect thereof (the representations and warranties set forth in Section 10.1(a)(i) and (ii), the “Specified Representations”); provided, further, that in the event of fraud or willful breach relating to a representation or warranty contained in this Agreement or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement, as applicable, such representation or warranty shall not terminate for purposes of such a claim.

(b) The covenants and agreements set forth in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive in accordance with their respective terms.

(c) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.”  In the event notice of claim for indemnification under Section 10.2 or 10.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim only until such claim is finally resolved.

10.2.  Indemnification by Seller.

(a) Subject to the limitations set forth herein, Seller shall indemnify and defend the Indemnified Parties against, and shall hold the Indemnified Parties harmless from, any loss, Liability, claim, charge, Action, suit, proceeding, assessed interest, award, judgment, penalty, damage, deficiency, Tax, cost and expense (including any reasonable attorneys’ and consultants’ fees and expenses incurred in connection with investigating, defending against or settling any of the foregoing) (collectively,

“Losses”) that may be suffered or incurred by the Indemnified Parties, or any of them, directly or indirectly, to the extent resulting from or arising out of:

(i) any inaccuracies or breach of any representation and warranty of Seller contained in this Agreement or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement;

(ii) any breach of or failure to comply with any covenant or agreement of Seller contained in this Agreement (including but not limited to Section 7.2);

(iii) any Seller Group Plan Liabilities; provided, however, that any Losses for which Buyer receives indemnification pursuant to the Side Letter and the Deed of Transfer at Schedule 5.3(d) shall not be included in this Section 10.2(a)(iii);

(iv) fraud of Seller or any of its Representatives in connection with this Agreement or any Schedule, Exhibit or certificate delivered pursuant to this Agreement; and

(vi) any misclassification of any employee of the Acquired Company Business listed on Schedule 10.2(a)(v) as exempt from overtime wages.

(b) For the purposes of this Article X, when determining the amount of Losses that an Indemnified Party may suffer or incur pursuant to Section 10.2(a), all limitations as to materiality or “Material Adverse Effect” set forth in any representation, warranty, covenant or agreement contained in this Agreement or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement shall be disregarded (but not, for the sake of clarity, for purposes of determining whether there has been an inaccuracy, misrepresentation, breach or failure to comply).  Seller shall not have any right of contribution, nor may Seller seek indemnification or advancement of expenses (under Contract, pursuant to applicable Law or otherwise), from the Acquired Company or any of its Subsidiaries with respect to any Loss claimed by an Indemnified Party.

(c) Seller shall not be liable for any Loss or Losses (i) unless the claim for such Loss or Losses is brought within the Applicable Survival Period, (ii) unless and until the amount of Losses arising from any single event or series of related events or facts exceeds an amount equal to $25,000 (“Covered Losses”), in which case the Indemnified Parties shall (subject to the other provisions of this Article X) be entitled to recover for all such Losses so identified, and (iii) unless and until the aggregate amount of all Covered Losses incurred by Buyer exceeds an amount equal to $400,000 (the “Threshold”), after which the Indemnified Parties shall (subject to the other provisions of this Article X)

be entitled to recover all such Losses, including the amount of the Threshold; provided that the cumulative indemnification obligation of Seller under this Article X shall in no event exceed an amount equal to twelve and one-half of one percent (12.5%) of the Purchase Price, in the aggregate (the “General Indemnity Cap”); provided, however, that, notwithstanding the foregoing:

(i) Losses resulting from or arising out of (x) any breach of covenant set forth in Section 10.2(a)(ii), (y) any inaccuracy or breach of the Specified Representations or (z) any matter set forth in Section 10.2(a)(iii), in each case, shall not be subject to the Covered Losses amount, the Threshold or the General Indemnity Cap, and the maximum liability for indemnification relating thereto shall be an aggregate amount equal to the Purchase Price;

(ii) Losses resulting from or arising out of the matters set forth in Section 10.2(a)(iv) shall not be subject to the Covered Losses amount, the Threshold or the General Indemnity Cap; and

(iii) Losses resulting from or arising out of the matters set forth in Section 10.2(a)(v) shall not be subject to the Threshold.

For the avoidance of doubt, any Losses that do not exceed the Covered Losses amount shall not be counted for purposes of determining whether the Threshold has been met.

(d) In addition to the limitations set forth in Sections 10.2(b) and 10.2(c), Seller shall not be obligated to indemnify Buyer with respect to (i) any item disclosed in the Seller Disclosure Schedule, (ii) any covenant or condition waived in writing by Buyer on or prior to the Closing, or (iii) any indirect, special, or punitive damages; provided, however, that any Losses incurred by an Indemnified Party as a result of any final non-appealable judgment granted to a third Person of indirect, special, incidental or punitive damages shall not be subject to this limitation.

(e) BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, (I) WITH RESPECT TO THE ACQUIRED COMPANY AND THE SUBSIDIARIES OF THE ACQUIRED COMPANY, THEIR RESPECTIVE ASSETS AND LIABILITIES, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE SHARES OR (II) AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE ACQUIRED COMPANY AND THE SUBSIDIARIES OF THE ACQUIRED COMPANY FURNISHED OR MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(f) Buyer acknowledges and agrees that its sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Acquired Company and its Subsidiaries and their respective assets and liabilities, the Acquisition and the Shares (other than claims of, or causes of action arising out of fraud) shall be pursuant to the indemnification provisions set forth in this Article X.

10.3.  Indemnification by Buyer.

(a) Subject to the limitations set forth herein, Buyer shall indemnify and defend Seller and its directors, officers and other employees, Affiliates, agents and other representatives against, and shall hold such Persons harmless from, any Loss that may be suffered or incurred by such Persons to the extent resulting from or arising out of (i) any breach of or failure to comply with any covenant or agreement of Buyer contained in this Agreement and (ii) any inaccuracies or breach of any representation and warranty of Buyer contained in this Agreement.

(b) Buyer shall not be liable for any Loss or Losses (i) unless the claim for such Loss or Losses is brought within the Applicable Survival Period, (ii) unless and until the aggregate amount of all Losses arising from any single event or series of related events or facts exceed the Covered Losses amount, in which case Seller and its directors, officers and other employees, Affiliates, agents and other representatives, as applicable, shall be entitled to recover for all such Losses so identified, and (iii) unless and until the aggregate amount of all Covered Losses exceeds the Threshold, at which time Seller and its directors, officers and other employees, Affiliates, agents and other representatives, as applicable, shall be entitled to recover all such Losses, including the Threshold; provided that the cumulative indemnification obligation of Buyer under this Article X shall in no event exceed the General Indemnity Cap; provided, however, that Losses resulting from or arising out of any inaccuracy or breach of the Specified Representations, in each case shall not be subject to the Covered Losses amount, the Threshold or the General Indemnity Cap and the maximum liability for indemnification relating thereto shall be an aggregate amount equal to the Purchase Price.  For the avoidance of doubt, any Losses that do not exceed the Covered Losses amount shall not be counted for purposes of determining whether the Threshold has been met.

10.4.   Indemnification Procedure for Third Party Claims.

(a) In the event that any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which an indemnifying party under this Article X (an “Indemnitor”) may be liable to any indemnified party under this Article X (an “Indemnitee”) is asserted or sought to be collected by a third party (“Third Party Claim”), the Indemnitee shall as soon as reasonably practicable (but not later than ten (10) days following receipt of such claim or demand) notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”) provided, however, that no delay on the part of any Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor thereby is materially prejudiced.  The Notice of Claim shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or, if applicable, accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder.  The Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.

(b) The Indemnitor will have thirty (30) days from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice (but reasonably satisfactory to the Indemnitees) and at its sole cost and expense (a “Third Party Defense”).  If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed) and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee (not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, the Indemnitee shall be entitled to withhold its consent, in its sole discretion, to any proposed judgment or settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnitee from all Liability and obligation with respect thereto.  The parties will act in good faith in responding to, defending against, settling or otherwise dealing with such claims.  The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto.  Whether or not the Indemnitor has assumed the Third Party Defense, such Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent (not to be unreasonably withheld or delayed).

(c) If the Indemnitor does not assume the Third Party Defense within fifteen (15) days of receipt of the Notice of Claim, or if (i) the Indemnitor and the Indemnitees so mutually agree; (ii) the Indemnitees shall have reasonably concluded that there may be legal defenses available to them that are different from or in addition to those available to the Indemnitor; (iii) the named parties in any such proceeding (including any impleaded parties) include both the Indemnitor and the Indemnitee and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them; or (iv) the Indemnifying Party fails to actively and diligently pursue the defense thereof, the Indemnitee will be entitled to assume the Third Party Defense, at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 10.2 or 10.3, as applicable, at the expense of the Indemnitor) upon delivery of notice to such effect to the Indemnitor; provided that the Indemnitor shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof.

10.5.  Indemnification Procedures for Non-Third Party Claims.  The Indemnitee will notify the Indemnitor in writing promptly of its discovery of any matter that does not involve a Third Party Claim, such notice to contain the information set forth in the following sentence.  The Notice of Claim shall (i) state that the Indemnitee has suffered or incurred Losses or anticipates that it will suffer or incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid, if applicable, accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder.  In the event that the Indemnitor does not notify the Indemnitee that it disputes such claim within thirty (30) days from receipt of such Notice of Claim, the claim specified therein shall be deemed a liability of the Indemnitor hereunder (subject to the Indemnity Cap and the other limitations set forth in Section 10.2(b), as applicable).  The Indemnitee will reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters.  Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

10.6.  Calculation of Indemnity Payments.  The amount of Losses payable under this Article X by the Indemnitor shall be reduced by any and all amounts actually recovered and received by the Indemnitee under applicable insurance policies or from any other Person alleged to be responsible therefor.  If the Indemnitee receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification up to the amount received by the Indemnitee, set of any expenses incurred by such Indemnitee in collecting such amount.  Notwithstanding the foregoing, it is understood and agreed that the Indemnified Parties shall have no obligation to make any claim under any applicable insurance policies.

10.7.  Characterization of Indemnification Payments.  Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price.

ARTICLE XI.

MISCELLANEOUS

11.1.  Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

Informatica Corporation
100 Cardinal Way
Redwood City, California 94063
Attn:           General Counsel
Facsimile:   (650) 385-5500

With a required copy to:

Wilson Sonsini Goodrich & Rosati,
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attn:           Mark Bertelsen, Esq.
Facsimile:   (650) 493-6811

Wilson Sonsini Goodrich & Rosati,
Professional Corporation
One Market, Spear Tower, Suite 3300
San Francisco, California 94105
Attn:              Lawrence M. Chu, Esq.
Facsimile:      (415) 947-2099

If to Seller, to:

Nokia Inc.
102 Corporate Park Drive
White Plains, New York 10604-3802
Attn:             North America General Counsel
Facsimile:     (914) 368-0500

With a required copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
Attn:           Ivan K. Blumenthal, Esq.
     Michael B. Barry, Esq.
Facsimile:   (212) 983-3115

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2.  Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.3.  Expenses.  Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Acquisition is consummated.

11.4.  Successors and Assigns.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto; provided that, without such consent, Buyer may transfer or assign, in whole or in part or from time to time, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve Buyer of its obligations hereunder.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

11.5.  Governing Law. Except as may be limited or modified by the Side Letter, Section 6.3 of this Agreement or the Deed of Transfer at Schedule 5.3(c), this Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of California, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

11.6.  Consent to Jurisdiction. Except as may be limited or modified by the Side Letter, Section 6.3 of this Agreement or the Deed of Transfer at Schedule 5.3(c), each party irrevocably submits to the exclusive jurisdiction of the federal or state courts located in the State of California, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each party agrees to commence any such action, suit or proceeding either in the federal or state courts located in Santa Clara County, State of California.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in California with respect to any matters to which it has submitted to jurisdiction in this Section 11.6.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the federal or state courts located in the State of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11.7.  Counterparts.  This Agreement may be executed in counterparts, and either party hereto may execute such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

11.8.  No Third Party Beneficiaries.  Except as otherwise explicitly provided for herein, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

11.9.  Entire Agreement.  This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Side Letter, the Exhibits and Schedules, set forth the entire understanding of the parties hereto with respect to the Acquisition.  All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

11.10.     Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.11.  Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.12.  Specific Performance.  Buyer and Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

ARTICLE XII.

GUARANTEE

12.1.   Guarantee.

(a) Guarantor, as primary obligor, hereby absolutely, unconditionally and irrevocably guarantees to Buyer the performance of any and all obligations of Seller pursuant to this Agreement (the “Seller Obligations”), including, but not limited to, the indemnification obligations under Article X (the “Seller Guarantee”).

(b) Buyer shall not be obligated to file any claim relating to the Seller Obligations in the event that Seller becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Buyer to so file shall not affect Guarantor’s obligations hereunder.  In the event that any payment to Buyer in respect of the Seller Obligations is rescinded or must otherwise be returned to the payor for any reason whatsoever, Guarantor shall remain liable hereunder with respect to the Seller Obligations as if such payment had not been made.  Where applicable to a payment of the Seller Obligations, this is an unconditional guarantee of payment and not of collectibility.  Subject to the provisions of this Agreement, including, but not limited to, Article X, upon the failure of Seller to fulfill the Seller Obligations in accordance with this Agreement, Guarantor shall, on demand and without presentment, protest, any notice whatsoever, all such notices being hereby waived, perform or pay Seller Obligations, and it shall not be necessary for Buyer, in order to enforce such payment or performance by Guarantor, first to institute suit or pursue or exhaust any rights or remedies against Seller, or to resort to any other means of obtaining payment or performance of Seller Obligations.  Time shall be of the essence in this Seller Guarantee with respect to all of Guarantor’s obligations hereunder.

12.2.  Guarantor Representations and Warranties.  Guarantor has full corporate power and authority to execute and deliver this Seller Guarantee and to perform its obligations hereunder.  This Seller Guarantee constitutes the valid and legally binding obligation of Guarantor, enforceable in accordance with its terms and conditions.  Guarantor need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by the Seller Guarantee.  The execution, delivery and performance of the Seller Guarantee have been duly authorized by Guarantor and requires no further corporate or shareholder action.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

INFORMATICA CORPORATION

By:	/s/ Sohaib Abbasi
Name:	Sohaib Abbasi
Title:	Chief Executive Officer,
President and Chairman

INTELLISYNC CORPORATION

By:	/s/ Tom Furlong
Name:	Tom Furlong
Title:	President

By:	/s/ Michael McCarty
Name:	Michael McCarty
Title:	VP, Finance and Control

NOKIA INC.,
as Guarantor hereunder

By:	/s/ Tom Furlong
Name:	Tom Furlong
Title:	Vice President

By:	/s/ Michael McCarty
Name:	Michael McCarty
Title:

[Signature Page - Stock Purchase Agreement]

OMITTED ATTACHMENTS TO THE STOCK PURCHASE AGREEMENT

The following attachments to the Stock Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Informatica hereby undertakes to provide to the Securities and Exchange Commission copies of such documents upon request; provided, however, that Informatica reserves the right to request confidential treatment for portions of any such documents.

ATTACHMENT	DESCRIPTION
Schedule A	Key Employees
Schedule B	Net Working Capital